Exhibit 4.1

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

Dated as of December 9, 2004

among

UNITED STATES CELLULAR CORPORATION,
as Borrower

THE LENDERS NAMED HEREIN,

TORONTO DOMINION (TEXAS) LLC
as Administrative Agent

WACHOVIA CAPITAL MARKETS, LLC,
as Syndication Agent

CITIBANK, N.A.
LASALLE BANK NATIONAL ASSOCIATION
and
JPMORGAN CHASE BANK,
as Co-Documentation Agents

with

TD SECURITIES (USA) LLC and WACHOVIA CAPITAL MARKETS, LLC,
having acted as
Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

§1. DEFINITIONS AND RULES OF INTERPRETATION	1
§1.1. Definitions	1
§1.2. Rules of Interpretation	16
§2. THE REVOLVING CREDIT FACILITY	16
§2.1. Commitment to Lend	16
§2.2. Facility Fee, Utilization Fee	17
§2.3. Reduction of Commitment	17
§2.4. The Notes for the Loans	17
§2.5. Notice and Manner of Borrowing or Conversion of Loans; Swing Line	18
§2.6. Funds for Loans	19
§2.7. Optional Repayments of Loans	19
§2.8. Settlements	20
§3. LETTERS OF CREDIT	21
§3.1 Letter of Credit Commitments	21
§3.2. Reimbursement Obligations of Borrower	22
§3.3. Letter of Credit Payments	23
§3.4. Obligations Absolute	24
§3.5. Reliance by Issuer	24
§3.6. Letter of Credit Fee	24
§4. INTEREST; CERTAIN GENERAL PROVISIONS	25
§4.1. Interest on Loans; Payments of Interest	25
§4.2. Interest Period Options	25
§4.3. Indemnity	25
§4.4. Funds for Payments	26
§4.5. Computations	27
§4.6. Inability to Determine Eurodollar Rate	27
§4.7. Illegality	27
§4.8. Additional Costs; etc.	28
§4.9. Certificate	29
§4.10. Capital Adequacy	29
§4.11. Interest on Overdue Amounts	30
§4.12. Payment Date Adjustment for Non-Business Days	30
§5. REPRESENTATIONS AND WARRANTIES	30
§5.1. Corporate Authority	30
§5.2. Governmental Approvals	31
§5.3. Title to Properties; Leases	31
§5.4. Financial Statements	31
§5.5. No Material Changes; etc.	32
§5.6. Franchises, Patents and Copyrights; etc.	32
§5.7. No Litigation	32
§5.8. No Materially Adverse Contracts; etc.	33
§5.9. Compliance with other Instruments, Laws; etc.	33
§5.10. Tax Status	33
§5.11. No Event of Default	33
§5.12. Holding Company and Investment Company Acts	33
§5.13. Certain Transactions	33
§5.14. ERISA Compliance	34
§5.15. Purpose Credit	34
§5.16. Environmental Compliance	35
§5.17. Compliance With Fair Labor Standards Act	36
§5.18. Subsidiaries	36

-ii-

§5.19. Solvency	36
§5.20. Transactions with Affiliates	36
§5.21. Disclosure	36
§6. AFFIRMATIVE COVENANTS OF BORROWER	37
§6.1. Punctual Payment	37
§6.2. Maintenance of Office	37
§6.3. Records and Accounts	37
§6.4. Financial Statements, Certificates and Information	37
§6.5. Corporate Existence; Maintenance of Properties	39
§6.6. Insurance	39
§6.7. Taxes; etc	40
§6.8. Inspection of Properties and Books	40
§6.9. Compliance with Laws, Contracts, Licenses, and Permits	40
§6.10. Pension Plans	41
§6.11. Further Assurances	41
§6.12. Notices	41
§6.13. Fair Labor Standards Act	42
§6.14. Environmental Events	42
§6.15. Notification of Claims	42
§6.16. Use of Proceeds	42
§6.17. Notice of Litigation, Judgment and Material Events	42
§6.18. Obligations to Parent Affiliated Companies	43
§7. CERTAIN NEGATIVE COVENANTS OF BORROWER	43
§7.1. Funded Debt	43
§7.2. Restrictions on Liens	43
§7.3. Limitation on Sales, Consolidation, Merger; etc.	46
§7.4. Federal Regulations	46
§7.5. Restrictions on Ability to Repay Loans	46
§7.6. Employee Benefit Plans	47
§7.7. Compliance with Environmental Laws	47
§7.8. Limitation on Sale and Leaseback	47
§7.9. Certain Funded Debt	48
§8. FINANCIAL COVENANTS OF THE BORROWER	48
§8.1. Funded Debt to Capitalization Ratio	49
§8.2. Interest Coverage Ratio	49
§9. CLOSING CONDITIONS	49
§9.1. Corporate Action	49
§9.2. Loan Documents	49
§9.3. Opinion of Borrower's Legal Counsel	49
§9.4. Certified Copies of Charter Documents	49
§9.5. Incumbency Certificate	49
§9.6. Good Standing Certificates	49
§9.7. Payment of Fees	50
§9.8. Receipt of Financial Statements	50
§9.9. Financial Arrangements	50
§10. CONDITIONS TO ALL BORROWINGS	50
§10.1. Representations True; No Event of Default	50
§10.2. No Legal Impediment	51
§10.3. Governmental Regulation	51
§10.4. Proceedings and Documents	51
§11. EVENTS OF DEFAULT; ACCELERATION	51
§12. THE AGENTS	53
§12.1. Authorization	53
§12.2. Employees and Agents	53
§12.3. No Liability	53
§12.4. No Representations	54

-iii-

§12.5. Payments	54
§12.6. Holders of Notes	55
§12.7. Indemnity	55
§12.8. Agents as Lenders	55
§12.9. Resignation	55
§12.10. Subordination Agreement	56
§12.11. Syndication Agent, Co-Documentation Agents and Arrangers	56
§13. EXPENSES	56
§14. INDEMNIFICATION	57
§15. ADJUSTMENTS; SETOFF	57
§16. SURVIVAL OF COVENANTS; ETC.	58
§17. ASSIGNMENT AND PARTICIPATION	58
§17.1. General Conditions	58
§17.2. Assignments	59
§17.3. Register	59
§17.4. Participations	60
§17.5. Payments to Participants	60
§17.6. Miscellaneous Assignment Provisions	60
§17.7. Assignee or Participant Affiliated with the Borrower	60
§17.8. New Notes	61
§17.9. Special Purpose Funding Vehicle	61
§18. NOTICES; ETC.	62
§19. GOVERNING LAW	63
§20. HEADINGS	63
§21. COUNTERPARTS	63
§22. ENTIRE AGREEMENT; ETC.	63
§23. WAIVER OF JURY TRIAL	63
§24. CONSENTS, AMENDMENTS, WAIVERS; ETC.	63
§25. FCC APPROVAL l	64
§26. SEVERABILITY	65
§27. CONFIDENTIALITY	65
§28. DELIVERY BY TELECOPIER	65
§29. USA PATRIOT ACT	66

-iv- SCHEDULES AND EXHIBITS

SCHEDULE	DESCRIPTION

SCHEDULE 1.1(a)	Commitments
SCHEDULE 1.1(b)	Eurodollar Lending Offices
SCHEDULE 1.2	Pricing Grid
SCHEDULE 2	Disclosure Schedule

EXHIBIT	DESCRIPTION

EXHIBIT A	Form of Note
EXHIBIT B	Form of Loan Request
EXHIBIT C	Form of Compliance Certificate
EXHIBIT D	Form of Opinion of Borrower's Counsel
EXHIBIT E	Form of Assignment and Acceptance
EXHIBIT F	Form of Subordination Agreement

Schedule 1.2

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

        This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of the 9th day of December, 2004, by and among UNITED STATES CELLULAR CORPORATION, a Delaware corporation having its principal place of business at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631 (“Borrower”), the several financial institutions from time to time party to this Agreement as Lenders hereunder, TORONTO DOMINION (TEXAS) LLC, as administrative agent for the Lenders (“Administrative Agent”), WACHOVIA CAPITAL MARKETS, LLC, as syndication agent for the Lenders (“Syndication Agent”), CITIBANK, N.A., LASALLE BANK NATIONAL ASSOCIATION, and JPMORGAN CHASE BANK, as co-documentation agents for the Lenders (collectively, “Co-Documentation Agents”), with TD SECURITIES (USA) LLC and WACHOVIA CAPITAL MARKETS, LLC having acted as joint lead arrangers and joint bookrunners (collectively, “Arrangers”).

RECITALS

        A.        The Borrower, certain of the Lenders and the Agents are party to that certain Amended and Restated Revolving Credit Agreement, dated as of December 19, 2003 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”).

        B.        The Borrower has requested that the Lenders amend and restate the terms of the Existing Credit Agreement in its entirety.

        C.        The Borrower, the Lenders, and the Agents have agreed to amend and restate the terms of the Existing Credit Agreement in its entirety, all upon the terms and subject to the conditions contained in this Amended and Restated Revolving Credit Agreement (as amended, supplemented or otherwise modified and from time to time in effect, “this Agreement”).

        NOW, THEREFORE, in consideration of the mutual agreements, promises and covenants contained herein, the parties hereto hereby agree as follows:

        §1.  Definitions and Rules of Interpretation.

        §1.1.  Definitions.  The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

        Administrative Agent. TD Texas, LLC, not in its individual capacity, but acting as administrative agent for the Lenders.

        Administrative Agent’s Fee Letter. The Letter of Agreement, dated as of December 9, 2004, among the Administrative Agent, TD Securities (USA) LLC and the Borrower.

        Administrative Agent’s Office. See §4.4.

        Administrative Agent's Special Counsel. Bingham McCutchen LLP, or such other counsel as may be approved by the Administrative Agent.

        Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

        Affiliate. In relation to the Borrower, any of its Subsidiaries or the Parent Company, any Person that would be considered to be an affiliate of the Borrower, any of its Subsidiaries or, as the case may be, the Parent Company under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower, any of its Subsidiaries or, as the case may be, the Parent Company were issuing securities; and, in relation to any Lender or any other Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Lender or such other Person.

        Agents. Collectively, the Administrative Agent, the Syndication Agent and the Co-Documentation Agents.

        Agents’ Fee Letter. The Letter of Agreement, dated as of December 9, 2004, among the Administrative Agent, the Syndication Agent, TD Texas, Wachovia, the Arrangers and the Borrower.

        Agreement. This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto, as amended, supplemented or otherwise modified and from time to time in effect.

        Assignment and Acceptance. Any Assignment and Acceptance entered into by a Lender and any Eligible Assignee (with the consent of any other Person whose consent is required by Section 17.2), and accepted by the Administrative Agent, in or substantially in the form of Exhibit E.

        Balance Sheet Date. December 31, 2003.

        Base Rate. The greater of: (a) the variable per annum rate of interest so designated from time to time by the Administrative Agent at its office in New York, New York as its “base rate” minus .50% (i.e., 50 Basis Points), or (b) the Federal Funds Rate plus .75% (i.e., 75 Basis Points). The “base rate” is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Changes in the rate of interest resulting from changes in the “base rate” or the Federal Funds Rate shall take place immediately without notice or demand of any kind.

        Base Rate Loan. Any Loan bearing interest determined by reference to the Base Rate.

        Basis Points. One one-hundredth of one percent (0.01%).

        Borrower. United States Cellular Corporation, a Delaware corporation.

        Business Day. Any day (other than Saturday or Sunday) on which banking institutions in Toronto, Ontario and New York, New York are open for the transaction of banking business and, in addition, if Eurodollar Rate Loans are involved, any day which is also a day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other Eurodollar Interbank Market as may be selected by the Administrative Agent in its sole discretion acting in good faith.

        Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with Generally Accepted Accounting Principles.

        Capitalized Lease. As applied to any Person, any lease of property by such Person as lessee or obligor, the discounted future rental payments under which are required to be capitalized on the balance sheet of such Person in accordance with Generally Accepted Accounting Principles.

        Capitalized Rent. The present value (discounted semi-annually at a discount rate equal to the weighted average rate of interest borne by the Obligations) of the total net amount of rent payable for the remaining term of any lease of property by the Borrower (including any period for which such lease has been extended); provided that no such rental obligation shall be deemed to be Capitalized Rent unless the lease resulted from a Sale and Leaseback Transaction. The total net amount of rent payable under any lease for any period shall be the total amount of the rent payable by the lessee with respect to such period, but shall not include amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, sewer rates and similar charges.

        Capital Stock. (a) In the case of any corporation, any corporate capital stock of any class or series, (b) in the case of any association or business entity, any shares, interests, participations, rights or other equivalents (howsoever designated) of corporate capital stock, and (c) in the case of any partnership or limited liability company, partnership or membership interests (whether general or limited).

        Cash Collateralize. To pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Agents and the Lenders, as collateral for the Reimbursement Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent. Derivatives of such term shall have corresponding meanings.

        Change in Control. Any event or series of related events (including (1) the sale or issuance (or series of sales or issuances) of Equity Interests of the Borrower by the Borrower or by any holder or holders thereof, (2) the sale or issuance (or series of sales or issuances) of Equity Interests of the Parent Company by the Parent Company or by any holder or holders thereof, or (3) any merger, consolidation, recapitalization, reorganization or other transaction or arrangement) as a result of which: (a) the Parent Company shall cease to own more than fifty-one percent (51%) of the total number of shares of common Capital Stock of the Borrower from time to time issued and outstanding; (b) the Parent Company shall cease to be a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of voting interests in the Borrower having the voting power, by class or through a combined total voting power of all classes of Capital Stock of the Borrower, to elect at least a majority of the members of the board of directors of the Borrower; (c) the Carlson Family Group shall together cease to be “beneficial owners” (as defined in Rule 13d-3 under the Exchange Act) of voting interests in the Parent Company having the voting power, by class or through a combined total voting power of all classes of Capital Stock of the Parent Company, to elect at least a majority of the members of the board of directors of the Parent Company; or (d) any “Change in Control” or any other similar event under and as defined in any of the instruments governing any Funded Debt of the Borrower or the Parent Company or of any of their respective Subsidiaries in an aggregate principal amount exceeding $100,000,000 shall at any time occur. The term “Carlson Family Group” shall mean any and all of the following persons: (i) LeRoy T. Carlson or his spouse, Margaret Carlson; (ii) any child, grandchild, great grandchild or other lineal descendant of LeRoy T. Carlson and Margaret Carlson, including any Person with such relationship by adoption, or the spouse of any such Person; (iii) the estate of any of the Persons described in clauses (i) and (ii); (iv) any trust or similar arrangement, provided that Persons described in clauses (i), (ii), or (iii) own more than fifty percent (50%) of the beneficial interests in such trust or arrangement; (v) the voting trust which expires on June 30, 2035, as amended from time to time, or any successor to such voting trust, including the trustees of such voting trust; and (vi) any corporation, partnership, limited liability company or other entity in which Persons identified in clauses (i) through (v) own more than fifty percent (50%) of the voting interests in the election of directors or other management of such entity.

        Closing Date. December 9, 2004, the date of this Agreement.

        Closing Fees. The nonrefundable closing fees and amendment fees payable to the Administrative Agent on the Closing Date, for the account of the Lenders, and in an aggregate amount specified in the Agents’ Fee Letter.

        Code. The Internal Revenue Code of 1986, as amended and in effect from time to time.

        Co-Documentation Agents. See the Preamble to this Agreement.

        Commitment. With respect to each Lender, the amount set forth in the column labeled “Commitment”, opposite such Lender’s name on Schedule 1.1(a) hereto, as the same may be reduced or increased, in accordance with the terms hereof, from time to time.

        Commitment Percentage. With respect to each Lender at any particular time, such Lender’s Commitment in effect at such time divided by the Total Commitment in effect at such time, expressed as a percentage.

        Compliance Certificate. See §6.4(c).

        Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and all of its Subsidiaries, consolidated in accordance with Generally Accepted Accounting Principles.

        Consolidated Capitalization. The sum as at any date of (a) Funded Debt of the Borrower and its Subsidiaries calculated on a consolidated basis as at such date, plus (b) Consolidated Net Worth as at such date, plus (c) deferred taxes and deferred investment credit to the extent deducted in calculating such Consolidated Net Worth.

        Consolidated EBITDA. For any period, an amount equal to the sum of (a) Consolidated Net Income for such period, plus (b) depreciation, amortization and all other non-cash charges deducted from Consolidated Net Income for such period, plus (c) to the extent deducted in the calculation of Consolidated Net Income, Consolidated Interest Expense and taxes paid or payable for such period.

        Consolidated Interest Expense. For any period, the aggregate amount of interest required to be paid or payable in cash by the Borrower or any of its Subsidiaries during such period on all Funded Debt of the Borrower or any of its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases (including, without duplication, the interest for rental payments made with respect to Sale and Leaseback Transactions), and including any Facility Fee and any Utilization Fee payable pursuant to §2.2.

        Consolidated Net Assets. As at any date, the net book value of all of the property and assets of the Borrower and its Subsidiaries determined on a consolidated basis as at such date in accordance with Generally Accepted Accounting Principles.

        Consolidated Net Income. For any period, the net income of the Borrower and its Subsidiaries for such period, after deduction of all expenses, taxes, and other proper charges for such period, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles, after eliminating therefrom (a) all extraordinary nonrecurring gains or losses, including, without limitation, any gains (or losses) from any sales of assets other than sales in the ordinary course of business, and (b) non-cash dividends or non-cash distributions from entities in which the Borrower or any of its Subsidiaries holds a minority interest.

        Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities as at any date.

        Consolidated Total Assets. As at any date, all assets of the Borrower and its Subsidiaries determined on a consolidated basis as at such date in accordance with Generally Accepted Accounting Principles.

        Consolidated Total Liabilities. As at any date, all liabilities of the Borrower and its Subsidiaries determined on a consolidated basis as at such date in accordance with Generally Accepted Accounting Principles (including all Funded Debt and other indebtedness of the Borrower and its Subsidiaries as at such date).

        Continuation Request. A notice given by the Borrower to the Administrative Agent in accordance with §4.2 pursuant to which the Borrower notifies the Administrative Agent of its election to continue a Loan for a particular Interest Period.

        Control. Including, with correlative meanings, the terms “controlled by”, “under common control with” and other terms of similar import, when used with respect to any Person, means the possession, directly or indirectly through one or more intermediaries, of the power to elect at least a majority of the members of the board of directors or other management of such Person, whether through the ownership of Voting Stock or otherwise, or (as the case may be) the possession, directly or indirectly through one or more intermediaries, of the power to direct or to cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

        Debt Rating. At the relevant time of reference thereto, the debt rating issued by S&P or Moody’s with respect to unsecured indebtedness of the Borrower not maturing within twelve months and not by its terms or pursuant to any other contractual arrangement subordinated in right of payment to other indebtedness of the Borrower.

        Default. See §11.

        Delinquent Lender. See §12.5(b)

        Disclosure Schedule. Schedule 2 hereto, prepared and completed by the Borrower, and delivered by the Borrower to the Administrative Agent and the Lenders in connection with this Agreement and identified as the “Disclosure Schedule”.

        Dollars or $. Dollars in lawful currency of the United States of America.

        Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1.1(a) hereto; and, thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

        Drawdown Date. The date on which any Loan is made or is to be made in accordance with §2.

        Eligible Assignee. (a) Any Lender;; (b) any Lender Affiliate, except any Fund that is administered or managed by (i) any Lender, (ii) any Affiliate of any Lender, or (iii) any entity or any Affiliate of any entity that administers or manages any Lender; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless any Default or Event of Default shall have occurred and shall be continuing, the Borrower (any such approval not to be unreasonably withheld or delayed).

        Environmental Laws. See §5.16(a).

        EPA. See §5.16(b).

        Equity Interests. Capital Stock and all warrants, options or other rights to purchase or otherwise acquire Capital Stock (but excluding any debt securities that are convertible into, or exchangeable for, Capital Stock).

        ERISA. The Employee Retirement Income Security Act of 1974, as amended.

        ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

        ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

        Eurocurrency Reserve Requirement. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Requirement.

        Eurodollar Interbank Market. Any lawful recognized market in which deposits of Dollars are offered by international banking units of United States banking institutions and by foreign banking institutions to each other and in which foreign currency and exchange operations or eurodollar funding operations are customarily conducted.

        Eurodollar Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1(b) hereto; and, thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurodollar Rate Loans.

        Eurodollar Rate. For any Interest Period, the LIBOR rate per annum equal to the quotient (rounded upwards to the next higher 1/100th of one percent) of (a) (i) the rate per annum for deposits in Dollars for a period comparable to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the day that is two Business Days prior to the beginning of such Interest Period, or (ii) if such rate specified in clause (i) does not appear on the Telerate Page 3750, the rate at which the Administrative Agent’s Eurodollar Lending Office is offered Dollar deposits two Business Days prior to the beginning of such Interest Period in the eurodollar interbank market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about noon, New York time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Administrative Agent’s Loan to which such Interest Period applies, divided in either case by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirement.

        Eurodollar Rate Loans. Loans bearing interest calculated by reference to the Eurodollar Rate.

        Event of Default. See §11.

        FCC. The Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision) of the United States.

        FCC License. Any license, permit, certificate of compliance, franchise, approval or authorization granted or issued by the FCC.

        Facility Fee. See §2.2(a).

        Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent.

        Fee Letters. Collectively, the Agents’ Fee Letter and the Administrative Agent’s Fee Letter.

        Fund. Any Person (other than any natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        Funded Debt. As to the Borrower and its Subsidiaries and without duplication, the amount (whether such obligations are owing to any Parent Affiliated Company or to any other Person) of: (a) all indebtedness for borrowed money; (b) all obligations incurred as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business pursuant to ordinary terms, and (ii) ordinary course purchase price adjustments); (c) all reimbursement and other payment obligations with respect to letters of credit, bankers’ acceptances, surety bonds and other similar documents; (d) all obligations evidenced by promissory notes, bonds, debentures or other similar instruments, including all obligations so evidenced incurred in connection with the acquisition of property or any business; (e) all Capitalized Lease obligations and all indebtedness created under any conditional sale or other title retention agreements or sales of accounts receivable; (f) all non-recourse indebtedness of the kind described in clause (a) through clause (e) secured by liens on property of the obligor; and (g) all guaranty obligations in respect of indebtedness of the kind described in clause (a) through clause (f) above; excluding up to $25,000,000 in the aggregate of contingent liabilities of the Borrower and its Subsidiaries which are not required by Generally Accepted Accounting Principles to be disclosed on the balance sheet of the Borrower and its Subsidiaries. For all purposes of this Agreement, the term “Funded Debt” shall not include, with respect to the Borrower and its Subsidiaries, the contractual and other similar obligations of the Borrower and its Subsidiaries with respect to any Monetization Transactions. The term “Monetization Transaction” means, with respect to any Equity Interests owned by any Parent Affiliated Company, the Borrower or any of its Subsidiaries (an “Owner”) in any Person or Persons that are not directly, or indirectly through one or more intermediaries, controlled by the Owners, any transaction, agreement, device or arrangement (A) which results in an Owner receiving payments on account of entering into contractual or other similar obligations and granting rights in, to or with respect to such Equity Interests, or (B) by which an Owner hedges against price fluctuation with respect to such Equity Interests.

        Funded Debt to Capitalization Ratio. For any Measurement Period, the ratio of (a) Funded Debt of the Borrower and its Subsidiaries calculated on a consolidated basis as at the last day of such Measurement Period to (b) Consolidated Capitalization as at the last day of such Measurement Period.

        Generally Accepted Accounting Principles. Accounting principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors in effect for the fiscal year of the Borrower ended on the Balance Sheet Date, and, to the extent consistent with such principles, the accounting practices of the Borrower reflected in its financial statements for the fiscal year ended on the Balance Sheet Date; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

        Guaranteed Pension Plan. Any pension plan (other than any Multiemployer Plan) maintained by the Borrower or any of its Subsidiaries, or to which the Borrower or any of its Subsidiaries contributes, that is required to pay plan termination insurance premiums to the PBGC.

        Hazardous Substances. See §5.16(b).

        Interest Coverage Ratio. For any Measurement Period, the ratio of (a) Consolidated EBITDA for such Measurement Period to (b) Consolidated Interest Expense for such Measurement Period.

        Interest Payment Date. (a) As to any Eurodollar Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last Business Day of such Interest Period, and (ii) more than 3 months, the date that is 3 months from the Drawdown Date thereof and the last Business Day of such Interest Period, and (b) as to any Base Rate Loan, the last Business Day of each calendar quarter.

        Interest Period. With respect to each Eurodollar Rate Loan, (a) initially, the period commencing on the date such Loan is made and ending on the last day of a period of either seven (7) days, if available, or 1, 2, 3, or 6 months as selected by the Borrower in a Loan Request for any Eurodollar Rate Loan, and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Rate Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

        (i)        if any Interest Period with respect to any Eurodollar Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

        (ii)        if the Borrower shall fail to give a Continuation Request as provided in §4.2 with respect to any Eurodollar Rate Loan, the Borrower shall be deemed to have requested that a seven (7) day Interest Period apply to such Eurodollar Rate Loan commencing on the last day of the then current Interest Period with respect thereto;

        (iii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month unless such Interest Period is a seven day Interest Period;

        (iv)        the Borrower may not select an Interest Period for any Loan that would extend beyond the scheduled Maturity Date; and

        (v)        at no time may the total number of Interest Periods applicable to Eurodollar Rate Loans exceed ten (10).

        Investment. In relation to any Person:

        (a)        any loan, advance or other extension of credit made by such Person to any other Person;

        (b)        the creation of any guaranty or similar obligation of such Person to support any of the funded debt or other like indebtedness of any other Person; or

        (c)        any capital contribution by such Person to, or purchase by such Person of any Equity Interests of, any other Person, or any other investment evidencing an ownership or other similar interest of such Person in any other Person.

        Lender Affiliate. With respect to any Lender, any Affiliate of such Lender.

        Lenders. Collectively, (a) the Persons listed on Schedule 1.1(a) annexed to this Agreement, and (b) each of the other Persons that shall at any time become a party hereto as a Lender hereunder pursuant to an Assignment and Acceptance, other (in any case) than any such Person that ceases to be a party hereto as a Lender hereunder pursuant to an Assignment and Acceptance or otherwise.

        Letter of Credit. See §3.1(a).

        Letter of Credit Application. See §3.1(a).

        Letter of Credit Fee. See §3.6.

        Letter of Credit Participation. See §3.1(d).

        Lien. Any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement naming the owner of the asset to which such Lien relates as debtor.

        Loan Documents. This Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Subordination Agreement and the Fee Letters.

        Loan Request. See §2.5.

        Loans. Collectively, the loans advanced to the Borrower by the Lenders pursuant to this Agreement.

        Margin Percentage. At the relevant time of reference hereto, the applicable rate per annum, expressed in Basis Points, set forth in the table attached hereto as Schedule 1.2 beneath the column for the applicable Debt Rating in the row labeled “Margin Percentage”, as adjusted in accordance with the paragraph below such table.

        Material Adverse Change. Any event, development, change or circumstance that, either individually or when taken together with any such other event, change or the like, (a) materially adversely affects, or could reasonably be expected to materially adversely affect, the financial condition or business of the Borrower and its Subsidiaries, taken as a whole, (b) materially adversely affects, or could reasonably be expected to materially adversely affect, the ability of the Borrower to perform any of its payment or other obligations under this Agreement or any of the other Loan Documents, or (c) materially impairs, or could reasonably be expected to materially impair, the validity or enforceability of this Agreement or any of the other Loan Documents or any of the rights or remedies of the Agents or the Lenders thereunder.

        Material Subsidiaries. United States Cellular Operating Company LLC, United States Cellular Investment Company, and any other Subsidiary that is directly or indirectly owned by the Borrower and whose total assets constitute at least 10% of Consolidated Total Assets or whose gross revenues determined in accordance with Generally Accepted Accounting Principles constitute at least 10% of the consolidated gross revenues of the Borrower and its Subsidiaries calculated in accordance with Generally Accepted Accounting Principles. Each reference in the preceding sentence to United States Cellular Investment Company shall (i) refer to the so-named corporate Subsidiary of the Borrower unless and until such Subsidiary shall change from a corporation into a limited liability company or other legal entity as permitted by §6.5 of this Agreement, and (ii) after such change, shall refer to the Subsidiary of the Borrower, howsoever named, which is the successor in title and interest to such corporate Subsidiary.

        Maturity Date. December 9, 2009; provided that the Maturity Date shall, in any case, be deemed to occur on the date (if earlier) on which the outstanding Loans hereunder are declared or become due and payable pursuant to the terms of this Agreement, including, without limitation, pursuant to §11 hereof, or on which the Total Commitment expires or is terminated.

        Maximum Drawing Amount. As at any time of determination, the maximum aggregate amount that beneficiaries may at such time draw under all outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

        Measurement Period. Any period of four consecutive fiscal quarters of the Borrower ending on or after December 31, 2004 for which financial statements have been delivered by the Borrower pursuant to §6.4.

        Moody’s. Moody’s Investors Service, Inc.

        Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any of the Borrowers or any ERISA Affiliate.

        Note Record. The grid attached to any Note, or the continuation of any such grid, or any other similar record maintained by the Lender holding such Note with respect to any of the Loans.

        Notes. See §2.4

        Obligations. All indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to the Lenders, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.

        Outstanding. With respect to any of the Loans, the aggregate unpaid principal thereof as of any date or time of determination.

        PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

        Parent Affiliated Companies. Collectively, (a) the Parent Company, and (b) all Subsidiaries and Affiliates of the Parent Company, other than the Borrower or any of the Borrower’s Subsidiaries.

        Parent Company. Telephone and Data Systems, Inc., a Delaware corporation.

        Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

        Proprietary Rights. See §5.6.

        Real Estate. All real property at any time owned or leased by the Borrower or any of its Subsidiaries.

        Refinance. With respect to any Funded Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Funded Debt in exchange, conversion or replacement for, such Funded Debt. “Refinances,”“Refinanced” and “Refinancing” shall have correlative meanings.

        Refinancing Debt. Funded Debt of the Borrower or of any of its Subsidiaries to any of the Parent Affiliated Companies that Refinances any Funded Debt of the Borrower or any of its Subsidiaries existing on the Closing Date or created, incurred or arising in compliance with this Agreement, including any Funded Debt that Refinances Refinancing Debt; provided that: (a) the Refinancing Debt has a stated maturity no earlier than the stated maturity of the Funded Debt being Refinanced; (b) the Refinancing Debt has an average life to maturity at the time the Refinancing Debt is incurred that is equal to or greater than the average life to maturity of the Funded Debt being Refinanced; (c) the Refinancing Debt has an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding (plus fees and expenses) under the Funded Debt being Refinanced; and (d) the Refinancing Debt is issued on terms no more restrictive in any material respect than those contained in the Funded Debt being Refinanced.

        Register. See §17.3.

        Reimbursement Obligation. The Borrower’s obligation to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §3.2.

        Related Parties. With respect to any Lender, its Lender Affiliates and the respective directors, officers, employees, agents and advisors of such Lender and its Lender Affiliates.

        Required Lenders. As of any date, any three or more Lenders holding more than fifty percent (50%) of the aggregate principal amount of all of the Loans outstanding as of such date, and if no such principal is outstanding, any three or more Lenders whose aggregate Commitments as of such date constitute more than fifty percent (50%) of the Total Commitment in effect as of such date.

        S&P. Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc. and its successors.

        Sale. Any Transfer, if the assets so transferred have (a) an aggregate fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm’s length transaction to a third party buyer which is not an Affiliate), as of the date of such Transfer, in excess of five percent (5%) of the Consolidated Net Worth of the Borrower, or (b) an aggregate book value, as of the date of such Transfer, in excess of five percent (5%) of the Consolidated Net Worth of the Borrower.

        Sale and Leaseback Transaction. Any arrangement with any Person other than a Tax Consolidated Subsidiary providing for the leasing (as lessee) by the Borrower of any property (except for temporary leases for a term, including any renewal thereof, of not more than three (3) years (provided that any such temporary lease may be for a term of up to five (5) years if (a) the Board of Directors reasonably finds such term to be in the best interest of the Borrower, and (b) the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for the Borrower)), which property has been or is to be sold or transferred by the

Borrower (i) to any Subsidiary of the Borrower in contemplation of or in connection with such arrangement, or (ii) to such other Person.

        Settlement. The making or receiving of payments, in immediately available funds, by the Lenders, to the extent necessary to cause each Lender’s actual share of the aggregate principal amount of all Loans outstanding (after giving effect to any Loan Request) to be equal to such Lender’s Commitment Percentage of the aggregate principal amount of all of such Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

        Settlement Amount. See §2.8(a).

        Settlement Date. (a) The Drawdown Date relating to any Loan Request, (b) Friday of each week, or if a Friday is not a Business Day, the Business Day immediately following such Friday, (c) at the option of the Administrative Agent, on any Business Day following a day on which the account officers of the Administrative Agent active upon the Borrower’s account become aware of the existence of any Event of Default, (d) any Business Day on which aggregate principal amount of all Loans outstanding from TD Texas plus the Commitment Percentage of TD Texas of the sum of the Maximum Drawing Amount under all Letters of Credit then outstanding and all Unpaid Reimbursement Obligations then outstanding is equal to or greater than the Commitment Percentage of TD Texas of the Total Commitment then in effect, (e) the Business Day immediately following any Business Day on which the amount of Loans outstanding increases or decreases by more than $10,000,000 as compared to the previous Settlement Date, (f) any day on which any conversion of a Base Rate Loan to a Eurodollar Rate Loan occurs, or (g) any Business Day on which (i) the amount of outstanding Loans decreases, and (ii) the amount of TD Texas’ Loans outstanding equals zero Dollars ($0).

        Settling Lender. See §2.8(a).

        Subordinated Debt. Any Funded Debt of the Borrower which is subordinated to the Obligations; provided, however, that: (a) the obligations of the Borrower under or with respect to any of such Funded Debt shall be subordinated, and made junior in right of payment, to all of the Obligations on terms and conditions reasonably satisfactory to the Agents, as evidenced by their prior written approval thereof; (b) no part of such Funded Debt shall be guaranteed by any Subsidiary of the Borrower or secured by any security interests in or Liens on any property (including any Equity Interests) of the Borrower or any of its Subsidiaries; (c) no portion of the principal of such Funded Debt shall mature or shall be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date; and (d) all of the other terms and conditions of such Funded Debt shall be reasonably satisfactory to the Agents, as evidenced by their prior written approval thereof.

        Subordination Agreement. The Subordination Agreement, in or substantially in the form of Exhibit F hereto, pursuant to which in accordance with the terms thereof, the Parent Affiliated Companies shall subordinate Funded Debt owing to them by the Borrower or any of its Subsidiaries to the Obligations.

        Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

        Syndication Agent. WCM, not in its individual capacity, but acting as syndication agent for the Lenders.

        Tax Consolidated Subsidiary. Any Subsidiary of the Borrower with which, at the time any Sale and Leaseback Transaction is entered into by the Borrower, the Borrower would be entitled to file a consolidated federal income tax return.

        TD Texas. Toronto Dominion (Texas) LLC, in its individual capacity.

        Telerate Page 3750. The display page designated 3750 on the Dow Jones Telerate Service (or such other page as may replace that page on that service, or such other service as may replace the Dow Jones Telerate Service as a customary reference for interest rates).

        Total Commitment. The aggregate of the Commitments of all of the Lenders, as in effect from time to time.

        Transfer. Any sale, transfer or other disposition of assets (other than by means of a simultaneous exchange of assets of a similar type and having a comparable value), whether in one transaction or a series of related transactions.

        Uniform Customs. See §3.1(c).

        Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, §3.2.

        Utilization Amount. As of any date, the sum of (i) the aggregate amount of the Loans outstanding on such date plus (ii) the Maximum Drawing Amount as of such date plus (iii) the aggregate amount of the Unpaid Reimbursement Obligations as of such date.

        Utilization Fee. See §2.2(b).

        Voting Stock. Capital Stock or other similar interests of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

        Wachovia. Wachovia Bank, National Association, in its individual capacity.

        WCM. Wachovia Capital Markets, LLC, in its individual capacity.

        §1.2.  Rules of Interpretation.

        (a)        A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

        (b)        The singular includes the plural and the plural includes the singular.

        (c)        A reference to any law includes any amendment or modification of such law.

        (d)        A reference to any Person includes its permitted successors and permitted assigns.

        (e)        Accounting terms not otherwise defined herein have the meanings assigned to them by Generally Accepted Accounting Principles applied on a consistent basis by the accounting entity to which they refer.

        (f)        The words “include”, “includes” and “including” are not limiting.

        (g)        Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

        (h)        The words “herein”, “hereof”, “hereunder” and words of like import shall refer to the agreement in which they appear as a whole and not to any particular section or paragraph of that agreement unless otherwise specifically indicated.

        §2.  The Revolving Credit Facility.

        §2.1.  Commitment to Lend.  Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the date of this Agreement and the Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with §2.5 such sums as may be requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all Loans then being requested and the payment of Settlement Amounts on the applicable Drawdown Date pursuant to §2.8(a)) at any one time equal to such Lender’s Commitment then in effect minus such Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount at such time and all Unpaid Reimbursement Obligations at such time; provided that the sum of the aggregate principal amount of all of the Loans at any time outstanding (after giving effect to all Loans then being requested) plus the Maximum Drawing Amount at such time plus all Unpaid Reimbursement Obligations at such time shall not exceed the Total Commitment then in effect. The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Loan shall constitute a representation by the Borrower that the conditions set forth in §9, in the case of the initial Loans to be made on the Closing Date, and §10, in the case of all Loans, have been satisfied on the date of such request. Each Loan shall be denominated in Dollars.

        §2.2.  Facility Fee, Utilization Fee.

        (a)        The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Commitment Percentages, a facility fee (the “Facility Fee”) calculated daily on the Total Commitment in effect on such date at the per annum rate equal to that amount set forth on Schedule 1.2 in the row headed “Facility Fee” beneath the column for the Debt Rating in effect for such date. The amount of the Facility Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date for the calendar quarter, or portion thereof, then ended.

        (b)        The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Commitment Percentages, a utilization fee (the “Utilization Fee”) calculated daily on the Utilization Amount at the per annum rate equal to one tenth of one percent (0.10%) for each day on which the Utilization Amount exceeds one-half of the Total Commitment in effect on such date. The amount of such Utilization Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Maturity Date for the calendar quarter of the Borrower, or portion thereof, then ended.

        §2.3.  Reduction of Commitment.  The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof or terminate entirely the unborrowed portion of the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof. No reduction of the Commitments of the Lenders may be reinstated. Notwithstanding the provisions of §2.2, upon the effective date of any such termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Facility Fee then accrued and unpaid with respect to the portion of the Total Commitment so reduced; provided that an invoice shall be provided to the Borrower by the Administrative Agent with respect to such Facility Fee.

        §2.4.  The Notes for the Loans.  The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (each a “Note”), dated the Closing Date and completed with appropriate insertions. One Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Lender to make or cause to be made, at or about the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation reflecting such payment on the Note Record attached to such Lender’s Note. The outstanding amount of the Loans set forth on such Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Note Record shall not limit or otherwise affect the Obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due. Upon receipt of any affidavit of any officer of a Lender as to the loss, theft, destruction or mutilation of its Note, together with an indemnity in form and substance reasonably satisfactory to the Borrower, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

        §2.5.  Notice and Manner of Borrowing or Conversion of Loans; Swing Line.

        (a)        Whenever the Borrower desires to obtain a Loan hereunder or to convert an outstanding Loan into a Loan of another type provided for in this Agreement, the Borrower shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto), which written notice must be received by the Administrative Agent no later than (i) noon, New York time, on the day on which the requested Loan is to be made or converted to a Base Rate Loan, and (ii) noon, New York time, on the date two (2) Business Days before the day on which the requested Loan is to be made or converted to a Eurodollar Rate Loan. Each such notice (a “Loan Request”) shall specify the type of Loan (i.e., Base Rate Loan or Eurodollar Rate Loan), the Drawdown Date, or (as the case may be) the date of conversion, and principal amount of each Loan or the principal portion thereof to be converted, the interest rate option to be applicable thereto, and the duration of the applicable Interest Period, if any (subject, in any case, to the provisions of the definition of the term “Interest Period”), and shall be substantially in the form of Exhibit B; provided, however, that when any Default or Event of Default is continuing, no Base Rate Loan may be converted into a Eurodollar Rate Loan.

        (b)        Promptly upon receipt of any such Loan Request, the Administrative Agent shall notify each of the Lenders of the substance thereof. Each Loan Request shall be irrevocable and binding on the Borrower, and shall obligate the Borrower to accept the Loan of the type requested from the Lenders on the proposed Drawdown Date or (as the case may be) to convert the Loan or a portion thereof as requested. Each Loan Request shall be in a minimum amount of $3,000,000 or an integral multiple of $250,000 in excess thereof.

        (c)        Notwithstanding the notice and minimum amount requirements set forth in §2.5(a) and (b), but otherwise in accordance with the terms and conditions of this Agreement, the Administrative Agent may, in its sole discretion and without conferring with the Lenders, make Loans to the Borrower in an aggregate principal amount not to exceed $40,000,000. The Borrower acknowledges and agrees that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in §2.1 and the requirements that the applicable provisions of §9 and §10 be satisfied. All actions taken by the Administrative Agent pursuant to the provisions of this §2.5(c) shall be conclusive and binding on the Borrower and the Lenders absent the Administrative Agent’s gross negligence or willful misconduct. Loans made pursuant to this §2.5(c) shall be Base Rate Loans until converted in accordance with the provisions of this Agreement and, prior to a Settlement, such interest shall be for the account of the Administrative Agent. Unless the Administrative Agent, prior to its making any Loan pursuant to this §2.5(c), shall have received from a Lender a written notice identifying any applicable condition precedent set forth in §10 which is not then satisfied, such Lender’s obligation to make payments of its Settlement Amount with respect to such Loan pursuant to §2.8(a) shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent or any other Person, (ii) the occurrence or continuance of a Default or Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, or (iv) any other circumstance, happening or event whatsoever.

        §2.6.  Funds for Loans.

        (a)        Not later than 3:00 p.m. (New York time) on the proposed Drawdown Date of any Loans, each of the Lenders, severally, will make available to the Administrative Agent, at its head office in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§9 and 10 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make the aggregate amount of such Loans available to the Borrower. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such Lender’s Commitment Percentage of the amount of the requested Loans.

        (b)        The Administrative Agent may (unless notified to the contrary by any Lender prior to a Drawdown Date) assume that each Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the amount of the requested Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Administrative Agent such amount advanced by the Administrative Agent on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the Federal Funds Rate for each day included in such period, times (ii) the amount of such Lender’s Commitment Percentage of the amount of such Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Commitment Percentage of the amount of such Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360. If the amount of such Lender’s Commitment Percentage of the amount of such Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date. A statement of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender.

        §2.7.  Optional Repayments of Loans.  The Borrower shall have the right, at its election, to repay the outstanding amount of any Loans, as a whole or in part, at any time without penalty or premium; provided that in the case of any full or partial prepayment of the outstanding amount of any Eurodollar Loans prior to the end of the Interest Period applicable thereto, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to §4.3. The

Borrower shall give the Administrative Agent, no later than noon (New York time), at least two (2) Business Days’ prior notice of any proposed repayment of Loans, in each case specifying the proposed date of repayment and the principal amount to be paid, which notice, if not in writing, shall be promptly confirmed in writing. Each such partial payment of Loans shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each repayment pursuant to this §2.7 shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment. Each such partial repayment of Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective aggregate unpaid principal amount of each Lender’s Loans then outstanding, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

        §2.8.  Settlements.

        (a)        General. On each Settlement Date, the Administrative Agent shall, not later than noon (New York time), give facsimile notice (a) to each of the Lenders and the Borrower of aggregate principal amount of all of the Loans made by the Administrative Agent on behalf of the Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any Loans to be made (following the giving of notice pursuant to §2.5(a)(ii) in the case of Eurodollar Rate Loans) on such date pursuant to a Loan Request, and (b) to each of the Lenders of the amount (a “Settlement Amount”) that each Lender (a “Settling Lender”) shall pay to effect a Settlement of any Loan. A statement of the Administrative Agent submitted to the Lenders and the Borrower or to the Lenders with respect to any amounts owing under this §2.8 shall be prima facie evidence of the amount due and owing. Each Settling Lender shall, not later than 3:00 p.m. (New York time) on such Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent in the amount of the Settlement Amount for such Settling Lender. All funds advanced by any Lender as a Settling Lender pursuant to this §2.8 shall for all purposes be treated as a Loan made by such Settling Lender to the Borrower and all funds received by any Lender pursuant to this §2.8 shall for all purposes be treated as repayment of amounts owed with respect to Loans made by such Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Borrower is a debtor prevents a Settling Lender from making any Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Lenders with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender’s share of the outstanding Loans being equal, as nearly as may be, to such Lender’s Commitment Percentage of the outstanding amount of the Loans.

        (b)        Failure to Make Funds Available. The Administrative Agent may, unless notified to the contrary by any Settling Lender prior to a Settlement Date, assume that such Settling Lender has made or will make available to the Administrative Agent on such Settlement Date the amount of such Settling Lender’s Settlement Amount, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Settling Lender makes available to the Administrative Agent such amount on a date after such Settlement Date, such Settling Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the Federal Funds Rate for each day included in such period, times (ii) the amount of such Settlement Amount, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to the date on which the amount of such Settlement Amount shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Settling Lender with respect to any amounts owing under this §2.8(b) shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Settling Lender. If such Settling Lender’s Settlement Amount is not made available to the Administrative Agent by such Settling Lender within three (3) Business Days following such Settlement Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans as of such Settlement Date.

        (c)        No Effect on Other Lenders. The failure or refusal of any Settling Lender to make available to the Administrative Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Lender’s Settlement Amount shall not (a) relieve any other Settling Lender from its several obligations hereunder to make available to the Administrative Agent the amount of such other Settling Lender’s Settlement Amount, or (b) impose upon any Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

        §3.  Letters of Credit.

        3.1.  Letter of Credit Commitments.

        (a)        Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Administrative Agent’s customary form (a “Letter of Credit Application”), the Administrative Agent, on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §3.1(d) and upon the representations and warranties of the Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Administrative Agent; provided, however, that, after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount at such time and all Unpaid Reimbursement Obligations at such time shall not exceed $50,000,000 at any one time, and (ii) the sum of (A) the Maximum Drawing Amount at such time, (B) all Unpaid Reimbursement Obligations at such time, and (C) the aggregate unpaid principal amount of all Loans then outstanding, shall not exceed the Total Commitment in effect at such time.

        (b)        Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the Administrative Agent. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Agreement, then the provisions of this Agreement shall, to the extent of any such inconsistency, govern.

        (c)        Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (ii) have an expiry date no later than the date which is fourteen

(14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Administrative Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Administrative Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

        (d)        Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Commitment Percentage of such amount, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Administrative Agent under each Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to §3.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender). All actions taken by the Administrative Agent pursuant to the provisions of this §3 shall be conclusive and binding on the Lenders absent the Administrative Agent’s gross negligence or willful misconduct. Unless the Administrative Agent, prior to its issuing, extending or renewing any Letter of Credit pursuant to this §3, shall have received from a Lender a written notice identifying any applicable condition precedent set forth in §10 which is not then satisfied, such Lender’s obligation to reimburse the Administrative Agent with respect to drawings under such Letter of Credit pursuant to §3.3 shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent or any other Person, (ii) the occurrence or continuance of any Default or Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, or (iv) any other circumstance, happening or event whatsoever.

        (e)        Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrower’s Reimbursement Obligation under §3.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §3.2.

        §3.2.  Reimbursement Obligations of Borrower.  In order to induce the Administrative Agent to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrower hereby agrees to reimburse or pay to the Administrative Agent, for the account of the Administrative Agent or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Administrative Agent hereunder,

        (a)        except as otherwise expressly provided in §3.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Administrative Agent, or the Administrative Agent otherwise makes a payment with respect thereto, (i) the amount paid by the Administrative Agent under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Administrative Agent or any Lender in connection with any payment made by the Administrative Agent or any Lender under, or with respect to, such Letter of Credit,

        (b)        upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as Cash Collateral for all Reimbursement Obligations, and

        (c)        upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §11, an amount equal to the then Maximum Drawing Amount, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as Cash Collateral for all Reimbursement Obligations.

        Each such payment shall be made by the Borrower to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §3.2 at any time from the date such amounts become due and payable (whether as stated in this §3.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable by the Borrower to the Administrative Agent on demand at the rate specified in §4.11 for overdue principal of the Loans.

        §3.3.  Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrower fails to reimburse the Administrative Agent as provided in §3.2 on or before the date that such draft is paid or other payment is made by the Administrative Agent, the Administrative Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 4:00 p.m. (New York time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the Federal Funds Rate for each day included in such period, times (b) the amount equal to such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Administrative Agent to the Borrower and the Lenders shall be only to exercise reasonable care and to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

        §3.4.  Obligations Absolute.  The Borrower’s obligations under this §3 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Administrative Agent and the Lenders that the Administrative Agent and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligations under §3.2 shall not be affected by, among other things, the validity or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Administrative Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, howsoever transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Administrative Agent or any Lender under or in connection with any Letter of Credit and the related drafts and documents, if done in good faith and in conformity with the requirements of the last sentence of §3.3 if and to the extent applicable, shall be binding upon the Borrower and shall not result in any liability on the part of the Administrative Agent or any Lender to the Borrower.

        §3.5.  Reliance by Issuer.  To the extent not inconsistent with §3.4, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes or of a Letter of Credit Participation.

        §3.6.  Letter of Credit Fee.  The Borrower shall pay a fee (in each case, a “Letter of Credit Fee”) to the Administrative Agent in respect of each Letter of Credit in (a) an amount equal to the per annum rate set forth on Schedule 1.2 in the applicable row headed “Margin Percentage” beneath the column for the Debt Rating (as adjusted in accordance with the paragraph below such table) in effect for such date on the undrawn face amount of such Letter of Credit for the accounts of the Lenders in accordance with their respective Commitment Percentages, and (b) an amount equal to one-tenth of one percent (0.10%) per annum on the undrawn face amount of such Letter of Credit for the account of the Administrative Agent as a fronting fee. The accrued Letter of Credit Fee shall be payable, quarterly in arrears, on the last day of each March, June, September and December and on the Maturity Date for the calendar quarter, or portion thereof, then ended. In respect of each Letter of Credit, the Borrower shall also pay to the Administrative Agent for the Administrative Agent’s own account, at such other time or times as such charges are customarily made by the Administrative Agent, the Administrative Agent’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

        §4.  Interest; Certain General Provisions.

        §4.1.  Interest on Loans; Payments of Interest.

        (a)        Except as otherwise provided by §4.11 hereof, each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate in effect from time to time, which rate shall change contemporaneously with any change in the Base Rate.

        (b)        Except as otherwise provided by §4.11 hereof, each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Eurodollar Rate determined for such Interest Period, plus the applicable Margin Percentage as in effect on the first day of such Interest Period.

        (c)        The Borrower absolutely and unconditionally promises to pay all interest accrued on each Loan in arrears on each Interest Payment Date with respect thereto.

        §4.2.  Interest Period Options.  Upon notice (a “Continuation Request”) given to the Administrative Agent no later than noon (New York time) at least two (2) Business Days prior to the expiration of any Interest Period applicable to any Eurodollar Rate Loan, the Borrower may elect to continue such Eurodollar Rate Loan upon the expiration of the then applicable Interest Period for another Interest Period of the duration specified in such notice; provided, however, that no Eurodollar Rate Loan may be continued as a Eurodollar Rate Loan when any Default or Event of Default is continuing, and on the last day of the then current Interest Period with respect thereto each Eurodollar Rate Loan shall convert to a Base Rate Loan; and provided further, that the Eurodollar Rate Loans to which a particular Interest Period applies shall be in an aggregate principal amount of $3,000,000 or an integral multiple of $250,000 in excess thereof. Each continuation of a Eurodollar Rate Loan hereunder shall be allocated among the Lenders in proportion, as nearly as practicable, to each Lender’s Commitment Percentage, with adjustments to the extent practicable to equalize any prior continuations not exactly in proportion.

        §4.3.  Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Loans, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans, (b) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request or a Continuation Request in accordance with §§2.5 or 4.2 other than as a result of a default by any Lender, (c) the making of any payment of a Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain any such Loan, to the extent not off-set by income derived from the redeployment of such funds, or (d) default by the Borrower in making any repayment of a Loan after the Borrower has given a notice in accordance with §2.7. This covenant shall survive the termination of this Agreement and payment of the Notes.

        §4.4.  Funds for Payments.  All payments of principal of and interest on Loans made to the Borrower and all Reimbursement Obligations, Facility Fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof by the Borrower to the Administrative Agent at the Administrative Agent’s office in Toronto, Ontario or at such other location in the United States that the Administrative Agent may from time to time designate in writing (the “Administrative Agent’s Office”), in each case in Dollars in immediately available funds. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. The Borrower may, within ninety (90) days after the imposition of any such obligation by any Lender, by notice in writing to the Administrative Agent and such Lender, (a) require such Lender that imposed such obligation to cooperate with the Borrower in obtaining an Eligible Assignee satisfactory to the Administrative Agent as a replacement lender for such Lender and in assigning such Lender’s interest hereunder and under its Note to such Eligible Assignee subject to the terms, conditions, and procedures of §17, or (b) repay all amounts owed to such Lender, terminate such Lender’s Commitments and reduce the aggregate of the Commitments under this Agreement by a corresponding amount. Each Lender that is not incorporated or organized under the laws of the United States of America or any state thereof or the District of Columbia agrees that, on an annual basis, it will deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Note payable to it, without deduction or withholding of any United States federal income taxes. Notwithstanding anything in this §4.4 to the contrary, the Borrower shall not be required to pay any additional amounts related to the deduction or withholding of any United States federal income taxes pursuant to this §4.4 to any Lender that (i) is not, on the date this Agreement is executed by such Lender, either (x) entitled to submit United States Internal Revenue Service Form W-8BEN or W-8ECI or any successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Note payable to it, without deduction or withholding of any United

States federal income taxes, or (y) a U.S. person (as such term is defined in Section 7701(a)(30) of the Code), or (ii) has failed to submit any form or certificate that it was required to file pursuant to this §4.4 and entitled to file under applicable law, or (iii) is no longer entitled to submit United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, as a result of any change in circumstances, other than a change in applicable law, regulation or treaty or in any official application or interpretation thereof.

        §4.5.  Computations.  All computations of interest on Eurodollar Rate Loans, the Facility Fee and the Letter of Credit Fees shall be based on a 360 day year and paid for the actual number of days elapsed. All computations of interest on Base Rate Loans shall be based on a 365/366 day year and paid for the actual number of days elapsed. Except as otherwise specifically provided herein, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding principal amount of the Loans as reflected on the Note Records from time to time shall be considered conclusive and binding (absent manifest mathematical error) on the Borrower unless, within thirty (30) Business Days after receipt of any notice by the Administrative Agent or any of the Lenders of such outstanding amount, the Borrower shall notify the Administrative Agent or such Lender to the contrary.

        §4.6.  Inability to Determine Eurodollar Rate.  In the event the Administrative Agent shall determine that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable during any Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower) to the Borrower at least one (1) Business Day before the first day of such Interest Period. In such event, (a) any Loan Request or Continuation Request with respect to Eurodollar Rate Loans shall be automatically withdrawn, (b) the Borrower and the Lenders shall negotiate in good faith to agree on an alternative interest rate which is reasonably equivalent to the Eurodollar Rate; provided, however, that if the Borrower and the Lenders are unable to agree on such alternative interest rate prior to the last day of the then current Interest Period, each Eurodollar Rate Loan then outstanding will, as of the last day of the then current Interest Period, bear interest at a per annum rate equal to the Base Rate in effect from time to time payable in arrears on the last day of each fiscal quarter of the Borrower, and (c) the obligations of the Lenders to make additional Eurodollar Rate Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Lenders.

        §4.7.  Illegality.  Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over any Lender or its Eurodollar Lending Office shall assert that it is unlawful, for such Lender or its Eurodollar Lending Office to make or maintain Loans that bear interest calculated by reference to the Eurodollar Rate, (a) such Lender shall forthwith give notice by telefax of such circumstances, confirmed in a writing delivered to the Borrower by courier or postal service (which notice shall be withdrawn by such Lender when such Lender shall reasonably determine that it shall no longer be illegal for such Lender or its Eurodollar Lending Office to make or maintain such Loans), (b) the commitment of such Lender to make or maintain Eurodollar Rate Loans shall forthwith be cancelled, and (c) such Lender’s Eurodollar Rate Loans then outstanding, if any, shall be converted automatically on the next succeeding last day of each Interest Period applicable to such Loans or within such earlier period as may be required by law to Loans which bear interest at a per annum rate equal to an alternative interest rate which is reasonably equivalent to the Eurodollar Rate upon which the Administrative Agent and the Lenders may in good faith agree; provided, however, that if the Borrower and the Lenders are unable to agree on such alternative interest rate, such Loans shall bear interest at a per annum rate equal to the Base Rate in effect from time to time payable in arrears on the last day of each fiscal quarter of the Borrower. The Borrower agrees promptly to pay the Administrative Agent for the account of each Lender, upon demand by the Administrative Agent in accordance with §4.3, any additional amounts necessary to compensate the Lenders for any costs incurred by the Lenders in making any conversion in accordance with this §4.7, including any interest or fees payable by the Lenders to lenders of funds obtained by them in order to make or maintain their Loans (the Administrative Agent’s written notice of such costs, as certified to the Borrower, to be conclusive, absent manifest error).

        §4.8.  Additional Costs; etc.  If any present or future, or any change in any present or future, applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

        (a)        subject any Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans advanced by such Lender (other than taxes based upon or measured by the income or profits of such Lender); or

        (b)        materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to such Lender under this Agreement or the other Loan Documents; or

        (c)        impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, or other similar requirements against assets held by, or deposits in or for the account of, or loans by, or commitments of, or letters of credit issued by, an office of any Lender; or

        (d)        impose on any Lender any other conditions or requirements with respect to this Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part;

and the result of any of the foregoing is:

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, any Letter of Credit or such Lender’s Commitment; or

(ii) to reduce the amount of principal, interest or other amounts payable to such Lender hereunder on account of such Lender’s Commitment, any of the Loans or any Letter of Credit; or

    (iii)        to require such Lender to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender from the Borrower hereunder, then, and in each such case, the Borrower will, upon written demand made by such Lender at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender such additional amounts as will be sufficient to compensate such Lender for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum (after such Lender shall have allocated the same fairly and equitably among all customers of any class generally affected thereby); provided, however, that in the event that such additional cost, reduction, payment, or foregone interest or Reimbursement Obligations or other sum which was incurred by such Lender is subsequently returned or reimbursed to such Lender, such Lender shall return or reimburse to the Borrower any additional amount paid pursuant to this §4.8 by the Borrower to such Lender with respect thereto. In the event that any of the foregoing events occur, each Lender will use its reasonable efforts to take such actions as are reasonably feasible and available to such Lender to decrease the additional costs payable hereunder; provided that no Lender shall be required to transfer any activities related to this Agreement to any jurisdiction in which such Lender does not at such time regularly conduct ordinary banking operations or to a jurisdiction which otherwise will be disadvantageous to such Lender. Such Lender shall give the Borrower written notice of any event causing such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum within ninety (90) days after the occurrence thereof, and the Borrower shall not be liable for any such costs incurred prior to the date which is ninety (90) days prior to the date of such notice.

        §4.9.  Certificate.  A certificate setting forth any additional amounts payable pursuant to §§4.7 and 4.8, the changes as a result of which such amounts are due, and the computations in reasonable detail pursuant to which such amounts were calculated, submitted by any Lender to the Borrower, shall be conclusive, absent manifest error. Upon delivery of a notice to such Lender no more than thirty (30) Business Days after receipt of such certificate, the Borrower shall have reasonable opportunity to review and discuss such computations with a responsible officer of such Lender.

        §4.10.  Capital Adequacy.  If any present or future, or any change in any present or future, law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by any court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender, and such Lender determines that the amount of capital required to be maintained by it or such corporation is increased by or based upon the existence of its Commitment or any of the Loans made pursuant hereto, then such Lender may notify the Borrower of such fact. To the extent that the costs of such increased capital requirements are not reflected in the rates of interest payable hereunder, the Borrower and such Lender shall thereafter attempt to negotiate in good faith, within thirty (30) days after the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Lender in light of these circumstances. If the Borrower and such Lender are unable to agree to such adjustment within thirty (30) days after the date on which the Borrower receives such notice, then, commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Lender’s reasonable determination, provide adequate compensation to such Lender, such amount to be conclusive and binding on the Borrower, absent manifest error. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

        §4.11.  Interest on Overdue Amounts.  Overdue principal of, and (to the extent permitted by applicable law) overdue interest on, the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded daily and payable on demand by the Administrative Agent at a rate per annum which is two percent (2%) above the per annum interest rate otherwise applicable to Base Rate Loans or (in the case of overdue principal of Eurodollar Rate Loans) applicable to Eurodollar Rate Loans, until such overdue amount shall be paid in full (after as well as before judgment).

        §4.12.  Payment Date Adjustment for Non-Business Days.  Unless otherwise explicitly set forth herein, if any payment hereunder becomes due on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

        §5.  Representations And Warranties.  The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

        §5.1.  Corporate Authority.

        (a)        Incorporation; Good Standing. Each of the Borrower and its Material Subsidiaries (i) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its state of organization, (ii) has all requisite power and authority and legal right to own and operate its property, to lease the property it operates as lessee and to conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation, foreign limited liability company or other foreign legal entity and is duly authorized to do business in each jurisdiction where such qualification is necessary, except where (x) a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or the Borrower and its Material Subsidiaries, taken as a whole, or the Borrower’s ability to perform the Obligations, or (y) the Borrower or such Material Subsidiary has applied for qualification to do business in such jurisdiction and such application is pending.

        (b)        Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority and legal right of the Borrower, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of any law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower which would have a materially adverse effect on the business, assets or financial condition of the Borrower or the Borrower and its Material Subsidiaries, taken as a whole, and (iv) do not conflict with any provision of the corporate charter or by-laws of, or any agreement or other instrument binding upon, the Borrower.

        (c)        Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which the Borrower is or is to become a party will result in valid and legally binding obligations of the Borrower enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights, and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

        §5.2.  Governmental Approvals.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or is to become a party, and the transactions contemplated hereby and thereby, do not require the Borrower to obtain the approval or consent of, to make a filing with, or to perform or obtain the performance of any other act by or in respect of any governmental agency or authority, other than those already obtained or performed.

        §5.3.  Title to Properties; Leases.  Other than as noted on the audited consolidated financial statements of the Borrower and its Subsidiaries as at the Balance Sheet Date, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date and except for defects of title to certain real property which do not materially impair the value or usefulness thereof), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances, except for liens permitted pursuant to Section 7.2. The Borrower and its Material Subsidiaries enjoy peaceful and undisturbed possession under all leases under which they are operating, and all said leases are valid and subsisting and in full force and effect, except to the extent that the failure to enjoy peaceful and undisturbed possession of such lease or the failure of such lease to be valid, subsisting and in full force and effect does not have a material adverse effect on the assets, financial condition or business of the Borrower and its Material Subsidiaries, taken as a whole.

        §5.4.  Financial Statements.  There has been furnished to each of the Lenders a consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and related consolidated statements of income, retained earnings and cash flow for the fiscal year then ended, certified by PricewaterhouseCoopers LLP, the Borrower’s independent certified public accountants as of such date. There has also been furnished to each of the Lenders an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended September 30, 2004, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail. Such balance sheets and statements of income, retained earnings and cash flow have been prepared in accordance with Generally Accepted Accounting Principles consistently applied and are correct and complete and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business as at the respective dates of such balance sheets and the consolidated results of operations for the respective fiscal periods then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as at the respective dates of such balance sheets involving material amounts, known to the officers of the Borrower, required to be disclosed in accordance with Generally Accepted Accounting Principles and not disclosed in such balance sheets and the related notes thereto.

        §5.5.  No Material Changes; etc.  As of the Closing Date, there has occurred no Material Adverse Change since the Balance Sheet Date.

        §5.6.  Franchises, Patents and Copyrights; etc.  Each of the Borrower and its Subsidiaries, respectively, possesses or has a valid right to use all material franchises, patents, copyrights, inventions, technology, trademark registrations, trademarks, trade names, trade secrets, service marks, FCC Licenses, other licenses and permits, and rights in respect of the foregoing and, to the best of its knowledge, patent and trademark applications and rights in respect thereto (collectively, the “Proprietary Rights”), adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others which could reasonably be expected to affect or impair in a material manner the business or assets of the Borrower and its Material Subsidiaries, taken as a whole. Except as disclosed in the financial statements referred to in §5.4 hereof, the Borrower is not aware of any existing or threatened infringement or misappropriation of (a) any Proprietary Rights of others by the Borrower or any of its Subsidiaries, or (b) any Proprietary Rights of the Borrower or any of its Subsidiaries by others, in any way which could reasonably be expected to materially adversely affect the business, assets or condition, financial or otherwise, of the Borrower and its Material Subsidiaries, taken as a whole.

        §5.7.  No Litigation.  There are no actions, suits, proceedings or investigations of any kind pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, are reasonably likely to, in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower and its Material Subsidiaries, taken as a whole, or materially impair the right of the Borrower and its Material Subsidiaries, taken as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower, or which question the validity of this Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto. There are no final judgments against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged and not covered by insurance, exceeds in the aggregate five percent (5%) of the Consolidated Net Worth of the Borrower.

        §5.8.  No Materially Adverse Contracts; etc.  Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation, that has or, to the Borrower’s knowledge, is expected in the future to have any materially adverse effect on the business, assets or financial condition of the Borrower and its Material Subsidiaries, taken as a whole. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or, to the Borrower’s knowledge, is expected, in the judgment of the Borrower’s officers, to have any materially adverse effect on the business, assets or financial condition of the Borrower and its Material Subsidiaries, taken as a whole.

        §5.9.  Compliance with other Instruments, Laws; etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents or by-laws, or any agreement or instrument to which it is subject or by which it or any of its properties are bound, or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases, in a manner that is reasonably likely to result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower and its Material Subsidiaries, taken as a whole, or the Borrower’s ability to perform the Obligations.

        §5.10.  Tax Status.  The Borrower and, to the best of the Borrower’s knowledge, its Subsidiaries have (a) made or filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject or properly filed for and received extensions with respect thereto which are still in full force and effect and which have been fully complied with in all material respects, (b) paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by Generally Accepted Accounting Principles, have been established, and (c) set aside on their books provisions reasonably adequate for the payment of all estimated taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

        §5.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

        §5.12.  Holding Company and Investment Company Acts.  Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it a “registered investment company”, or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940.

        §5.13.  Certain Transactions.  Except for arm’s length transactions pursuant to which the Borrower makes payments in the ordinary course of business upon terms no less favorable than the Borrower could obtain from third parties, and except for transactions disclosed in the Borrower’s SEC Form 10-K filed with the Securities and Exchange Commission for its fiscal year ending December 31, 2003, none of the officers, directors or other key employees of the Borrower or any of its Material Subsidiaries is presently a party to any transaction with the Borrower or any of its Material Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any officer, director or such key employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director or any such key employee has a substantial interest or is an officer, director, trustee or partner.

        §5.14.  ERISA Compliance.

        (a)        In General. To the Borrower’s knowledge, the Borrower and its Subsidiaries have complied in all material respects with provisions of the Code, to the extent applicable, and of ERISA relevant to the Borrower’s Pension Plans (as defined in Section 3(2) of ERISA), including the provisions thereof respecting funding requirements for, and the termination of, such plans and respecting prohibited transactions thereunder; and the funding of any Guaranteed Pension Plan complies with the minimum funding standards of Section 412 of the Code.

        (b)        Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrowers or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and except as disclosed in §5.14 of the Disclosure Schedule, the current value of all accrued benefits under each of such plans did not, as of the latest valuation date, exceed the then current value of the assets of such plans allocable to such accrued benefits based upon the actuarial methods and assumptions used for such plans by an amount that could reasonably be expected to have a materially adverse effect on the assets, financial condition or business of the Borrower and its Material Subsidiaries, taken as whole.

        (c)        Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA, which reorganization, insolvency or termination could reasonably be expected to result in the incurrence by the Borrower or any ERISA Affiliate of any material liability (including secondary liability).

        §5.15.  Purpose Credit.

        (a)        The Borrower has not engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System.

        (b)        The Borrower shall not, directly or indirectly, apply any part of the proceeds of the Loans for the purpose of or in connection with the Borrower’s broker-dealer activities, if any, within the meaning of Regulation T of the Federal Reserve Board (Title 12, Part 220, Code of Federal Regulations, as amended) or any published regulations, interpretations or rulings thereunder.

        (c)        The issuance of the Notes and the application of the proceeds of the Loans by the Borrower will not contravene Regulation X of the Federal Reserve Board (Title 12, Part 224, Code of Federal Regulations, as amended) or any published regulations, interpretations or rulings thereunder.

        §5.16.  Environmental Compliance.

        (a)        The Borrower has no actual knowledge that any operator of the Real Estate has violated, or is alleged to have violated, any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters (hereinafter “Environmental Laws”), which violation could reasonably be expected to have a material adverse effect on the environment or the business, assets or financial condition of the Borrower or any of its Material Subsidiaries, taken as a whole.

        (b)        Neither the Borrower nor any of its Material Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority: (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (hereinafter “Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Material Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances.

        (c)        Neither the Borrower nor any of its Material Subsidiaries is subject to any applicable Environmental Laws requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby or the effectiveness of any other transactions contemplated hereby.

        §5.17.  Compliance With Fair Labor Standards Act.  To the Borrower’s knowledge, the Borrower has at all times operated its business in compliance with all applicable provisions of the Fair Labor Standards Act of 1938 (29 U.S.C. §§106 and 207), except to the extent that the Borrower’s failure to comply therewith could not reasonably be expected to have a material adverse effect on the business, assets or condition, financial or otherwise, of the Borrower and its Material Subsidiaries, taken as a whole. To the Borrower’s knowledge, none of the Borrower’s inventory has been produced by employees who are or were employed in violation of the minimum wage or maximum hour provisions of such Act or any regulations thereunder.

        §5.18.  Subsidiaries.  §5.18 of the Disclosure Schedule identifies with respect to each Material Subsidiary the jurisdiction in which it is organized and the approximate percentage of the outstanding Voting Stock and other Capital Stock of that Subsidiary held either by the Borrower or by another Subsidiary of the Borrower. All of the outstanding Capital Stock of each Material Subsidiary has been duly authorized and issued and is fully-paid and non-assessable; and, except as indicated in §5.18 of the Disclosure Schedule, is free and clear of any pledge, charge, lien, security interest or other encumbrance or restriction on transfer.

        §5.19.  Solvency.  The Borrower, both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, (a) is solvent, (b) has assets having a fair value in excess of its liabilities, (c) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become absolute and matured, and (d) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection with the operation of its business as such debts mature.

        §5.20.  Transactions with Affiliates.

        (a)        §5.20(a) of the Disclosure Schedule identifies (i) all Funded Debt of the Borrower or of any of its Subsidiaries owing to any Parent Affiliated Company on or as of the Closing Date, and (ii) all Investments in the Borrower or in any of its Subsidiaries owned, held or controlled by any Parent Affiliated Company on or as of the Closing Date.

        (b)        §5.20(b) of the Disclosure Schedule identifies (i) all funded debt or other like indebtedness of any Parent Affiliated Company owing to the Borrower or any of its Subsidiaries on or as of the Closing Date, and (ii) all Investments in any Parent Affiliated Company owned, held or controlled by the Borrower or any of its Subsidiaries on or as of the Closing Date.

        §5.21.  Disclosure.  No representation or warranty made by the Borrower in this Agreement or any of the other Loan Documents, or in any other document furnished from time to time in connection herewith or therewith, contains any misrepresentation of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower that materially adversely affects, or that could reasonably be expected to materially adversely affect, the business, property or financial condition of the Borrower and its Material Subsidiaries, taken as a whole.

        §6.  Affirmative Covenants of Borrower.  The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

        §6.1.  Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid all of the principal of and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees and the Facility Fee, all in accordance with the terms of this Agreement and the Notes.

        §6.2.  Maintenance of Office.  The Borrower will maintain its chief executive office in Chicago, Illinois, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

        §6.3.  Records and Accounts.  The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with Generally Accepted Accounting Principles, and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

        §6.4.  Financial Statements, Certificates and Information.  The Borrower will deliver to each of the Lenders or, with respect to paragraph (f) of this §6.4 only, make available to each of the Lenders at the Borrower’s principal place of business:

        (a)        as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, retained earnings and cash flow for such fiscal year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with Generally Accepted Accounting Principles, and certified without material qualification as to any circumstance which could reasonably be expected to have a material adverse effect on the Borrower and its Material Subsidiaries, taken as a whole, by PricewaterhouseCoopers LLP or independent public accountants of nationally recognized standing selected by the Borrower and acceptable to the Required Lenders, together with a written statement from such accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default, they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

        (b)        as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters in each of the Borrower’s fiscal years, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flow for such fiscal quarter and the portion of the Borrower’s fiscal year then elapsed, together with comparative consolidated figures for the same periods of the preceding fiscal year, all in reasonable detail and prepared in accordance with Generally Accepted Accounting Principles and accompanied by a certificate of the principal financial officer of the Borrower stating that the information contained in such financial statements is correct and complete and fairly presents the financial position of the Borrower and its Subsidiaries as at the date thereof and the results of their operations for the periods covered thereby (subject to year-end adjustments);

        (c)        simultaneously with the delivery of the financial statements referred to in paragraphs (a) and (b) above, a statement certified by the principal financial officer of the Borrower in substantially the form of Exhibit C hereto and (i) setting forth in reasonable detail computations (based on the four-fiscal quarter period then ended) evidencing compliance with the covenants contained in §§8.1 and 8.2 as at the end of the period covered by such statements or during such period as may be required, and (if applicable) reconciliations to reflect changes in Generally Accepted Accounting Principles since the Balance Sheet Date, and (ii) identifying in reasonable detail (A) all Funded Debt and all Refinancing Debt of the Borrower and its Subsidiaries owing to any Parent Affiliated Company, and (B) all Investments by the Borrower and its Subsidiaries in any of the Parent Affiliated Companies, in each case, as at the end of the period covered by such statements (each a “Compliance Certificate”);

        (d)        contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower or to any holder of the Borrower’s Funded Debt;

        (e)        promptly upon request by the Administrative Agent or any Lender, all detailed audits or reports submitted to the Borrower by independent public accountants in connection with any annual or interim audits of the books of the Borrower or any Material Subsidiary; and

        (f)        from time to time upon request by the Administrative Agent or any Lender, such other financial data and information (including, without limitation, accountants’ management letters and such other information regarding the business and affairs and condition, financial and otherwise, of the Borrower, its Subsidiaries and their respective properties) as the Administrative Agent or any Lender may reasonably request, subject to the confidentiality provisions set forth in §27 hereof.

Documents required to be delivered pursuant to this §6.4 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the Borrower’s website address; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender

(by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper or PDF copies of the Compliance Certificates required by §6.4(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

        §6.5.  Corporate Existence; Maintenance of Properties.  The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, material rights, franchises and Proprietary Rights and those of its Subsidiaries, except to the extent that the Borrower’s failure to do so could not reasonably be expected to have a materially adverse effect on the assets, financial condition or business of the Borrower and its Material Subsidiaries, taken as a whole. The Borrower (a) will cause all of its material properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all reasonably necessary equipment, (b) will cause to be made all reasonably necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Material Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §6.5 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Material Subsidiaries if such discontinuance is, in the sole judgment of the Borrower, desirable in the conduct of its or their business and does not in the aggregate materially adversely affect the business of the Borrower and its Material Subsidiaries on a consolidated basis. Anything in this Agreement express or implied to the contrary notwithstanding, the creation, organization or formation, and continuing existence as a direct or indirect Subsidiary of the Borrower, of one or more limited liability companies or other legal entities, and the dissolution, termination, winding up, conversion, merger, consolidation or other reorganization of any corporate Subsidiary of the Borrower, in each case, in order to change, or as a part of a transaction or series of related transactions changing, any Subsidiary of the Borrower from a corporation into a limited liability company or other legal entity, shall not be or be deemed to be (i) prohibited or otherwise restricted by the provisions of this §6.5 or any other provisions of this Agreement, (ii) a breach of §5.1(a) or a breach of any other representations or warranties of the Borrower contained in this Agreement, (iii) a breach of (i.e., failure to satisfy) any closing conditions or other conditions precedent in §9.9(d) or in any other provisions of this Agreement, or (iv) any Default or Event of Default under §11 or any other provisions of this Agreement.

        §6.6.  Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its insurable properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonably satisfactory to the Administrative Agent; provided, however, that the Borrower and any of its Subsidiaries may self-insure for physical damage to automobiles, welfare benefits and against liability to workers in any state or jurisdiction, or may effect worker’s compensation insurance therein through an insurance fund operated by such state or jurisdiction; and provided, further, that, notwithstanding anything to the contrary contained herein, the Borrower and each of its Subsidiaries will keep its assets which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire or explosion in amounts sufficient to prevent the Borrower or any such Subsidiary from becoming a co-insurer and not in any event less than eighty percent (80%) of the full insurable value of the property insured, subject to customary exclusions.

        §6.7.  Taxes; etc.  The Borrower will, and will cause each of its Subsidiaries to, (a) duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, or (b) properly file for and receive extensions for such payment and duly pay and discharge, or cause to be paid and discharged, within such extension period, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions, including states in which neither the Borrower nor any of its Subsidiaries conducts a material portion of its business, that in the aggregate are not material to the business or assets of the Borrower on an individual basis or of the Borrower and its Subsidiaries on a consolidated basis) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

        §6.8.  Inspection of Properties and Books.  The Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise), all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request. In connection with any such inspections or discussions, (a) the Borrower shall be given reasonable notice of and shall have the right to be present at such inspections or discussions, and (b) each Lender, on behalf of itself and any representative authorized by it, agrees to treat all non-public information as confidential information pursuant to §27 and to take all reasonable precautions to prevent such confidential information from being exposed to third parties and to those of its employees and representatives who do not need to know such confidential information; provided that this §6.8 shall not affect the disclosure by any Lender of information required to be disclosed to its auditors, regulatory agencies or pursuant to subpoena or other legal process or by virtue of any other law, regulation, order or interpretation.

        §6.9.  Compliance with Laws, Contracts, Licenses, and Permits.  The Borrower will, and will cause each of its Material Subsidiaries to, comply with (a) the applicable laws and regulations wheresoever its business is conducted, including all Environmental Laws which may be in effect from time to time, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties or business may be bound, and (d) all applicable decrees, orders, and judgments, if, in each such case, failure to comply could reasonably be expected to have a materially adverse effect on the Borrower and its Material Subsidiaries, taken as a whole. If at any time any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may pay, perform or otherwise fulfill any of the Obligations, the Borrower will promptly take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Lenders with evidence thereof.

        §6.10.  Pension Plans. The Borrower and any ERISA Affiliate will:

        (a)        promptly after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Reportable Event has occurred, unless the PBGC has waived the reporting requirement for such Reportable Event, notify the Administrative Agent that such ERISA Reportable Event has occurred;

        (b)        promptly upon request make available to each Lender at the Borrower’s principal place of business a copy of (i) any actuarial statement related to any pension plan required to be submitted under §103(d) of ERISA, and (ii) any notice, report or demand sent or received by a pension plan under §4065 of ERISA if such notice, report or demand, or the matters described or referred to therein, could reasonably be expected to result in the incurrence by the Borrower or any ERISA Affiliate of any material liability;

        (c)        furnish to each Lender forthwith, a copy of (i) any notice of a pension plan termination sent to the PBGC under §4041(a) of ERISA, and (ii) any notice, report or demand sent or received by a pension plan under §§4041, 4042, 4043, 4063, 4066 or 4068 of ERISA; and

        (d)        furnish to each Lender a copy of any request for waiver from the funding standards or extension of the amortization periods required by §412 of the Code no later than the date on which the request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be.

        §6.11.  Further Assurances.  The Borrower will cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

        §6.12.  Notices.  The Borrower will promptly notify the Administrative Agent and each of the Lenders in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other material note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, the Borrower shall forthwith give written notice thereof to each of the Lenders, describing the notice or action and the nature of the claimed default.

        §6.13.  Fair Labor Standards Act.  The Borrower will, and will cause each of its Subsidiaries to, at all times operate its business in compliance with all applicable provisions of the Fair Labor Standards Act of 1938 (29 U.S.C. §§ 206 and 207) if the failure to comply with such provisions could reasonably be expected to have a materially adverse effect on the Borrower and its Subsidiaries, taken as a whole.

        §6.14.  Environmental Events.  The Borrower will promptly give notice to the Administrative Agent (a) of any violation of any Environmental Laws that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency, and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that could reasonably be expected to materially adversely affect the assets, liabilities, financial condition or operations of the Borrower and its Material Subsidiaries, taken as a whole.

        §6.15.  Notification of Claims.  The Borrower will, immediately upon becoming aware thereof, notify the Administrative Agent in writing of any uninsured set-off, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses which could reasonably be expected to have a materially adverse affect on the assets, liabilities, financial condition or operations of the Borrower and its Material Subsidiaries, taken as a whole.

        §6.16.  Use of Proceeds.  The Borrower will use the proceeds of all Loans and obtain Letters of Credit solely for working capital and other general corporate purposes, including, without limitation, the financing of capital expenditures and acquisitions.

        §6.17.  Notice of Litigation, Judgment and Material Events.  The Borrower will give notice to the Administrative Agent in writing within fifteen (15) days after becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower individually or the Borrower and its Subsidiaries on a consolidated basis that could reasonably be expected to have a materially adverse effect on the Borrower and its Subsidiaries, taken as a whole, and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, in writing, in form and detail reasonably satisfactory to the Administrative Agent, (a) within ten (10) days after any judgment not covered by insurance or reserves, final or otherwise, against the Borrower or any of its Subsidiaries in an amount which, in aggregate with other such judgments against the Borrower or any of its Subsidiaries, exceeds five percent (5%) of the Consolidated Net Worth of the Borrower, and (b) promptly after becoming aware thereof, of the occurrence of any event that it is reasonable to expect will be required to be reported to or filed with the Securities and Exchange Commission.

        §6.18.  Obligations to Parent Affiliated Companies.  The Borrower will cause all Funded Debt of the Borrower or of any of its Subsidiaries to any Parent Affiliated Company, whether existing on or as of the Closing Date or created, incurred or arising at any time thereafter, at all times to be and remain unsecured, and all of such Funded Debt (other than Refinancing Debt) in an aggregate principal amount at any time outstanding in excess of $105,000,000, and all Refinancing Debt in an aggregate principal amount at any time outstanding in excess of $250,000,000, shall at all times be and remain subordinated to the Obligations pursuant to the Subordination Agreement.

        §7.  Certain Negative Covenants of Borrower.  The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligations, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

        §7.1.  Funded Debt.  The Borrower will not, and will not permit any of its Subsidiaries to, incur any Funded Debt if an Event of Default will occur hereunder immediately after giving effect thereto as a consequence of the incurrence of such Funded Debt. The Borrower will not incur any obligation to repay money borrowed in an aggregate principal amount in excess of $150,000,000 under or in connection with any line of credit having an initial or scheduled maturity date of less than one year from the initial borrowing date or renewal date therefor.

        §7.2.  Restrictions on Liens.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, create, incur or permit to exist any Liens of any kind on any property or assets of any character, whether now owned or hereafter acquired, other than the following Liens:

        (a)        Liens to secure taxes, assessments and other governmental charges in respect of obligations not overdue, or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with Generally Accepted Accounting Principles have been established;

        (b)        deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

        (c)        Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with Generally Accepted Accounting Principles have been established;

        (d)        Liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

        (e)        encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s Liens under leases to which the Borrower or relevant Subsidiary is a party, and other minor Liens or encumbrances none of which, in the opinion of the Borrower, interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or such Subsidiary, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or such Subsidiary individually or of the Borrower and its Subsidiaries, taken as a whole;

        (f)        presently outstanding Liens listed in §7.2 of the Disclosure Schedule;

        (g)        Liens on property existing at the time the Borrower or relevant Subsidiary acquires such property and not created in anticipation of such acquisition, purchase money security interests in or purchase money mortgages on real or personal property acquired or constructed after the date hereof to secure Funded Debt permitted to be incurred hereunder and incurred in connection with the acquisition or construction of such property at the time of or within 270 days following the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired, and Liens on existing properties or assets to secure Funded Debt permitted hereunder and incurred for improvements on such properties or assets;

        (h)        Liens on the property of a Person (i) existing at the time such Person is merged into or consolidated with the Borrower or relevant Subsidiary as permitted hereby or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Borrower or relevant Subsidiary as permitted hereby, (ii) resulting from such merger, consolidation, sale, lease or disposition by virtue of any Lien on property granted by the Borrower or relevant Subsidiary as permitted hereby prior to such merger, consolidation, sale, lease or disposition (and not in contemplation thereof or in connection therewith) which applies to after-acquired property of the Borrower or relevant Subsidiary, or (iii) resulting from such merger, consolidation, sale, lease or disposition pursuant to a Lien or contractual provision granted or entered into by such Person prior to such merger, consolidation, sale, lease or disposition (and not at the request of the Borrower or relevant Subsidiary); provided that any such Lien referred to in clause (i) shall not apply to any property of the Borrower or relevant Subsidiary other than the property subject thereto at the time such Person or properties were acquired, and any such Lien referred to in clause (ii) or (iii) shall not apply to any property of the Borrower or relevant Subsidiary other than the property so acquired;

        (i)        (A)       Liens arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which Liens (x) are required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise, license or permit, and (y) cover or otherwise attach to only such deposits or (as the case may be) the properties and assets which are the subject of such transaction, privilege, franchise, license or permit; and (B) Liens in favor of any government or governmental entity to secure partial, progress, advance or other payments, or other obligations, pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the costs of acquiring, constructing or improving the property subject to such Liens, which Liens referred to in this clause (B) cover or otherwise attach to only the properties or assets which are the subject of such contract or statute or which are acquired, constructed or improved with the proceeds of such indebtedness; provided, however, that if the Borrower and its Subsidiaries incur or otherwise permit to exist Liens under clauses (A) and (B) above, and the net book value of all of the property and assets (whether tangible or intangible) subject to all of such Liens shall at any time exceed $25,000,000, then the net book value of all of such property and assets in excess of $25,000,000 (the “Excess Amount”) shall be included in the calculation of compliance under §7.2(n);

        (j)        Liens on any Equity Interests owned by the Borrower or by any of its Subsidiaries in any Person or Persons that are not directly, or indirectly through one or more intermediaries, Controlled by the Borrower or by any of its Subsidiaries; provided, however, that such Liens (i) are incurred only in connection with any Monetization Transaction, (ii) such Liens cover or otherwise attach to only the specific Equity Interests which are the subject of such Monetization Transaction (and rights and interests usually and customarily related thereto, e.g., proceeds and dividends) and do not cover any other property or assets owned or acquired by the Borrower or any of its Subsidiaries, and (iii) such Liens remain in existence only during the continuation of such Monetization Transaction;

        (k)        Liens incurred on deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-on-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

        (l)        Liens upon or in any property or assets (other than spectrum licenses) now owned or from time to time hereafter acquired by the Borrower or any of its Subsidiaries related in any way to the ownership by the Borrower or by any of its Subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, co-location arrangements, easements and all other real property and other tangible or intangible assets related thereto;

        (m)        any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (a) through (l), inclusive; provided, however, that the principal amount secured thereby shall not exceed the principal amount secured thereby at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the obligation so extended, renewed or replaced (plus improvements to such property); and

        (n)        any other Liens on the property and assets of the Borrower and its Subsidiaries so long as the net book value of all of the property and assets subject to all of such other Liens, including any Excess Amount referred to in §7.2(i), together with the net book value of all of the property and assets subject to Sale and Leaseback Transactions permitted by §7.8(f), shall not at any time in the aggregate exceed twenty percent (20%) of Consolidated Net Assets.

        §7.3.  Limitation on Sales, Consolidation, Merger; etc.

        (a)        The Borrower will not, and will not permit any of its Subsidiaries to, complete a Sale if a Default or Event of Default is continuing or would result immediately after giving effect to such Sale.

        (b)        Nothing contained in this Agreement shall prevent any consolidation of the Borrower with or merger of the Borrower into any other Person or Persons (whether or not affiliated with the Borrower), or successive consolidations or mergers to which the Borrower or its successor or successors shall be a party or parties; provided, however, that, the Borrower hereby consents and agrees that, upon any such consolidation or merger, the due and punctual payment of the principal of and interest on all of the Loans and the due and punctual performance and observance of all of the covenants, conditions and other obligations of this Agreement and the Notes to be performed and observed by the Borrower, shall be expressly assumed in an agreement, satisfactory in form and substance to the Administrative Agent and the Lenders, executed and delivered to the Administrative Agent by the Person formed by such consolidation or merger; provided, further, that the Person formed by such consolidation or merger shall be a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia; and provided, further, that immediately before and after giving effect to any such transaction (and treating any Funded Debt or Sale and Leaseback Transaction which becomes an obligation of the resulting or surviving Person as a result of such transaction as having been incurred or entered into by such Person at the time of such transaction), no Default or Event of Default shall exist. Unless the conditions prescribed above in this §7.3(b) are satisfied, no such consolidation or merger shall be permitted.

        (c)        Nothing contained in this Agreement shall prevent any consolidation of any Subsidiary of the Borrower with, or merger of any Subsidiary of the Borrower into, any other Person or Persons (whether or not affiliated with the Borrower), or successive consolidations or mergers to which any such Subsidiary of the Borrower or its successor or successors shall be a party or parties; provided, however, that, immediately before and after giving effect to any such transaction, no Default or Event of Default shall exist. Unless the condition prescribed above in this §7.3(c) is satisfied, no such consolidation or merger shall be permitted.

        §7.4.  Federal Regulations.  The Borrower will not, and will not permit any of its Subsidiaries to, engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System. The Borrower will not, directly or indirectly, use any part of the proceeds of any Loans for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System or for any purpose that violates, or that would be inconsistent with, the provisions of the Regulations of such Board of Governors.

        §7.5.  Restrictions on Ability to Repay Loans.  The Borrower will not, and will not permit any of its Material Subsidiaries to, become or remain subject to any restriction which could reasonably be expected to impair the Borrower’s ability to repay in full its Obligations hereunder, including, without limitation, any restriction which would prohibit the distribution by any Material Subsidiary to the Borrower of proceeds from any direct or indirect Transfer of any businesses or property.

        §7.6.   Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will:

        (a)        engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could reasonably be expected to result in a material liability for the Borrower or any of its Subsidiaries; or

        (b)        permit any Guaranteed Pension Plan (other than those maintained by Persons that become ERISA Affiliates after the Closing Date) to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, in excess of $5,000,000, whether or not such deficiency is or may be waived; or

        (c)        fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a Lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA.

        §7.7.  Compliance with Environmental Laws.  Except as permitted by any applicable Environmental Laws, the Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner which is likely to cause a release (i.e., releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Substances on, upon or into the Real Estate, or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be expected to violate any Environmental Laws or bring such Real Estate in violation of any Environmental Laws if any of the foregoing could reasonably be expected to have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole.

        §7.8.  Limitation on Sale and Leaseback.  The Borrower will not, and will not cause or permit any of its Subsidiaries to, enter into any Sale and Leaseback Transactions, other than the following:

        (a)        any Sale and Leaseback Transaction entered into by the Borrower to finance the payment of all or any part of the purchase price of such real or personal property (including any improvements to existing property) acquired or constructed after the date hereof at the time of or within 270 days following the acquisition or construction of such property, which covers only the real or personal property so acquired and does not in the aggregate exceed the lesser of the purchase price or the fair market value of such property;

        (b)        any Sale and Leaseback Transaction involving property of a Person existing at the time such Person is merged into or consolidated with the Borrower as permitted hereby or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Borrower as permitted hereby;

        (c)        any Sale and Leaseback Transaction the net proceeds of which are at least equal to the fair value (as determined by the Borrower’s Board of Directors) of the property leased pursuant to such Sale and Leaseback Transaction, so long as within 270 days of the effective date of such Sale and Leaseback Transaction, the Borrower applies (or irrevocably commits to an escrow account for the purpose or purposes hereinafter mentioned) an amount equal to the net proceeds of such Sale and Leaseback Transaction to either (i) the purchase of other property having a fair market value at least equal to the fair market value of the property leased in such Sale and Leaseback Transaction and having a similar utility and function, or (ii) the repayment of Funded Debt of the Borrower or the retirement of preferred stock of any Subsidiary (other than preferred stock owned by the Borrower or any Subsidiary), and if any such repayment is applied to the Loans under this Agreement, then, upon such repayment, the Total Commitment shall be automatically reduced by an amount equal to the amount of such repayment;

        (d)        any Sale and Leaseback Transaction involving any property or assets (other than spectrum licenses) now owned or from time to time hereafter acquired by the Borrower or any of its Subsidiaries related in any way to the ownership by the Borrower or by any of its Subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, collocation arrangements, easements and all other real property and other tangible or intangible assets related thereto;

        (e)        any Sale and Leaseback Transaction involving the extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clauses (a) through (d), inclusive; provided, however, that any such lease, extension, renewal or replacement shall be limited to all or any part of the same property leased under the lease so extended, renewed or replaced (plus improvements to such property); and

        (f)        any other Sale and Leaseback Transactions so long as the net book value of all of the property and assets subject to all of such other Sale and Leaseback Transactions, together with the net book value of all of the property and assets subject to Liens permitted by §7.2(n), shall not at any time in the aggregate exceed more than twenty percent (20%) of Consolidated Net Assets.

        §7.9.  Certain Funded Debt.  The Borrower will not incur or permit to exist Funded Debt of the Borrower or any of its Subsidiaries to any Parent Affiliated Company unless (a) all of such Funded Debt shall at all times be and remain unsecured, and (b) all of such Funded Debt (other than Refinancing Debt) in an aggregate principal amount at any time outstanding in excess of $105,000,000, and all Refinancing Debt in an aggregate principal amount at any time outstanding in excess of $250,000,000, shall at all times be subordinated to the Obligations pursuant to the Subordination Agreement.

        §8.  Financial Covenants of the Borrower.  The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

        §8.1.  Funded Debt to Capitalization Ratio.  The Borrower will not permit its Funded Debt to Capitalization Ratio for any Measurement Period to exceed sixty-five percent (65%).

        §8.2.  Interest Coverage Ratio.  The Borrower will not permit its Interest Coverage Ratio for any Measurement Period to be less than 3.00 to 1.00.

        §9.  Closing Conditions.  The obligation of any Lender to make the initial Loan and of the Administrative Agent to issue any initial Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

        §9.1.  Corporate Action.  All corporate action necessary for the valid execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

        §9.2.  Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

        §9.3.  Opinion of Borrower’s Legal Counsel.  Each of the Lenders and the Administrative Agent shall have received from legal counsel to the Borrower, a favorable opinion addressed to the Lenders and the Administrative Agent, dated the Closing Date, in substantially the form of Exhibit D hereto.

        §9.4.  Certified Copies of Charter Documents.  Each of the Lenders shall have received from the Borrower a copy of the Borrower’s charter or other incorporation documents and by-laws certified by the Secretary of the Borrower to be true and complete as of the Closing Date.

        §9.5.  Incumbency Certificate.  Each of the Lenders shall have received from the Borrower an incumbency certificate, dated the Closing Date, signed by a duly authorized officer of the Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower, each of the Loan Documents to which it is or is to become a party; (b) to make Loan Requests and Continuation Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

        §9.6.  Good Standing Certificates.  The Administrative Agent shall have received, with a copy for each Lender, a certificate from the Secretary of State, or other appropriate authority of such jurisdiction, evidencing the good standing of the Borrower in the jurisdiction of its incorporation and each jurisdiction in which a failure to so qualify could reasonably be expected to have a materially adverse effect on the business, operations, property or financial or other condition of the Borrower.

        §9.7.  Payment of Fees.  The Borrower shall have paid (a) to the Agents the Closing Fees and all other fees and expenses which the Borrower is obligated to pay on the Closing Date pursuant to the Fee Letters and (b) to the Administrative Agent’s Special Counsel all invoiced amounts which the Borrower is obligated to pay pursuant to §13(c).

        §9.8.  Receipt of Financial Statements.  Each of the Lenders shall have received from the Borrower a certified copy of the Borrower’s audited consolidated balance sheet and the related consolidated statements of income, retained earnings and cash flow for the Borrower’s fiscal year ended December 31, 2003, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail. Each of the Lenders shall also have received from the Borrower a copy of the Borrower’s unaudited consolidated balance sheet and related consolidated statements of income and cash flow for the Borrower’s fiscal quarter ended September 30, 2004, together with comparative consolidated figures for the same period of the preceding year.

        §9.9.  Financial Arrangements.

        (a)        The Borrower shall have received on or prior to the Closing Date Debt Ratings that are either (i) not below BBB+ by Standard and Poor’s, or (ii) not below Baa1 by Moody’s.

        (b)        Each lender party to the Existing Credit Agreement which is not a Lender under this Agreement shall have executed an assignment of all of its interests thereunder satisfactory in form and substance to the Administration Agent.

        (c)        All Funded Debt owing by the Borrower or any of its Subsidiaries to any Parent Affiliated Company on or as of the Closing Date shall be unsecured, and all of such Funded Debt (other than Refinancing Debt) in an aggregate principal amount in excess of $105,000,000 outstanding on or as of the Closing Date, and all Refinancing Debt in an aggregate principal amount in excess of $250,000,000 outstanding on or as of the Closing Date, shall be subordinated to the Obligations pursuant to the Subordination Agreement.

        (d)        No material change shall have been made to the corporate or capital structure of the Borrower and its Subsidiaries as disclosed to the Agents prior to the Closing Date. Other than existing Funded Debt disclosed to the Agents prior to the Closing Date, the Borrower and its Subsidiaries shall have no other Funded Debt on or as of the Closing Date.

        §10.  Conditions to All Borrowings.  The obligation of any Lender to make any Loan, and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

        §10.1.  Representations True; No Event of Default.  Each of the representations and warranties of the Borrower contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of the Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date), and no Default or Event of Default shall have occurred and be continuing. The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

        §10.2.  No Legal Impediment.  No change shall have occurred in any law or regulations thereunder or interpretations thereof that, in the reasonable opinion of any Lender, would make it illegal for such Lender to make the Loans or to participate in the issuance, extension or renewal of any Letter of Credit or that, in the reasonable opinion of the Administrative Agent, would make it illegal for the Administrative Agent to issue, extend or renew any Letter of Credit.

        §10.3.  Governmental Regulation.  Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

        §10.4.  Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent’s Special Counsel, and the Lenders and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Lenders may reasonably request.

        §11.  Events Of Default; Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time, or both, is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

        (a)        the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

        (b)        the Borrower shall fail to pay any interest on the Loans, any Letter of Credit Fee, the Facility Fee, the Utilization Fee or other sums due hereunder or under any of the other Loan Documents, on or prior to the second day immediately succeeding the day on which the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

        (c)        the Borrower or any Subsidiary of the Borrower shall fail to comply with any of its covenants contained in any of §§6.9, 6.10, 6.12, 6.15 through 6.18, inclusive, §7 or §8;

        (d)        the Borrower shall fail to perform any term, covenant or agreement contained in §6.4 for five (5) days after written notice of such failure shall have been given to the Borrower by the Administrative Agent, or the Borrower shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §11) for thirty (30) days after written notice of such failure shall have been given to the Borrower by the Administrative Agent or, if such performance is not possible within such thirty (30) day period, the Borrower shall fail to undertake such performance within such thirty (30) day period and thereafter to diligently and in good faith pursue the completion of such performance;

        (e)        any representation or warranty of the Borrower or any of its Subsidiaries in this Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made;

        (f)        the Borrower or any of its Subsidiaries shall (i) fail to pay at maturity, or within any applicable period of grace, any obligations for borrowed money in an aggregate amount equal to or greater than 2% of the Consolidated Capitalization of the Borrower, or (ii) fail to observe or perform any term, covenant or agreement relating to or contained in any instrument or agreement evidencing or securing any obligations for borrowed money which would permit the holders thereof to accelerate such indebtedness or results in the acceleration (whether by declaration or automatically) of such indebtedness, in either case, in an aggregate amount equal to or greater than 2% of the Consolidated Capitalization of the Borrower;

        (g)        the Borrower or any of its Material Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Material Subsidiaries or of any substantial part of the assets of the Borrower or any of its Material Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Material Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or, if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Material Subsidiaries, the Borrower or any of its Material Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein;

        (h)        a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Material Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Material Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

        (i)        there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged and not covered by insurance, against such Person(s) exceeds in the aggregate five percent (5%) of the Consolidated Net Worth of the Borrower; or

        (j)        a Change in Control occurs;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §11(g) or §11(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

        If any one or more of the Events of Default specified in §11(g) or §11(h) shall occur, any unused portion of the Commitments hereunder shall forthwith terminate and each of the Lenders shall be relieved of all obligations to make Loans hereunder and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit, and the Borrower shall immediately Cash Collateralize the Reimbursement Obligations related to all Letters of Credit which are outstanding and undrawn. If any other Event of Default shall have occurred and be continuing, the Administrative Agent, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate all or any part of the unused portion of the Commitments hereunder, and, upon such notice being given, such unused portion of the Commitments hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit, and the Borrower shall immediately Cash Collateralize the Reimbursement Obligations related to all Letters of Credit which are outstanding and undrawn. If any such notice is given to the Borrower, the Administrative Agent will forthwith furnish a copy thereof to each of the Lenders. No termination of all or any part of the Commitments hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to the Lenders arising under other agreements or instruments.

        §12.  The Agents.

        §12.1.  Authorization.  The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and in related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto; provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent. The relationship among the Agents, on the one hand, and the Lenders, on the other hand, shall be that of agent and principal only and nothing contained in this Agreement or any of the related documents shall be construed to constitute the Agents as trustees of the Lenders.

        §12.2.  Employees and Agents.  The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and upon the occurrence and during the continuation of a Default or an Event of Default, all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

        §12.3.  No Liability.  None of the Agents nor any of their respective shareholders, directors, officers or employees nor any other Person assisting them in their duties, nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agents or such other Person, as the case may be, may be liable for losses due to its own willful misconduct or gross negligence.

        §12.4.  No Representations.

        (a)        None of the Agents shall be responsible for the execution or validity or enforceability of this Agreement, the Notes, any Letter of Credit Application or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes. None of the Agents shall be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agents have not made nor do they now make any representations or warranties, express or implied, nor do they assume any liability to the Lenders, with respect to the credit worthiness or financial condition of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon any of the Agents or the other Lenders, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

        (b)        For purposes of determining compliance with the conditions set forth in §9, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by any of the Agents or Arrangers, to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent active upon the Borrower’s account shall have received notice from such Lender not less than two (2) Business Days prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent to such effect on or prior to the Closing Date.

        §12.5.  Payments.

        (a)        If, in the opinion of the Administrative Agent, the distribution of any amount received by it in such capacity hereunder or under the Notes might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. With respect to Obligations, a payment to the Administrative Agent shall be deemed to be a payment to each Lender of its prorata share of such payment.

        (b)        Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails to make available to the Administrative Agent its pro rata share of any Loan as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. Each Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

        §12.6.  Holders of Notes.  The Administrative Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

        §12.7.  Indemnity.  The Lenders jointly and severally agree hereby to indemnify and hold harmless each of the Agents from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which any of the Agents have not been reimbursed by the Borrower as required by §13 or §14), and liabilities of every nature and character arising out of or related to this Agreement or the Notes or the transactions contemplated or evidenced hereby or thereby, or the actions of any of the Agents taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by any such Agent’s own willful misconduct or gross negligence.

        §12.8.  Agents as Lenders.  In their individual capacities, each of the Agents shall have the same obligations and the same rights, powers and privileges in respect to its Commitments and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as such Person would have as a Lender hereunder were it not also an Agent or an Affiliate of an Agent.

        §12.9.  Resignation.  Any Agent may resign at any time by giving not less than ninety (90) days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint another Lender or any other financial institution as the successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor, if other than a Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring

Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, as the case may be. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

        §12.10.  Subordination Agreement.  Each of the Lenders and the other Agents hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Lenders and the other Agents, to be the agent for and representative of the Lenders and the other Agents with respect to the Subordination Agreement. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Administrative Agent, each of the Lenders and the other Agents hereby agree that none of the Lenders or the other Agents shall have any rights individually to enforce the Subordination Agreement, it being understood and agreed that all of the powers, rights and remedies with respect to the Subordination Agreement may be exercised solely by the Administrative Agent for the benefit of the Lenders and the Agents in accordance with the terms hereof and thereof.

        §12.11.  Syndication Agent, Co-Documentation Agents and Arrangers.  None of the Syndication Agent, the Co-Documentation Agents or the Arrangers shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity, other than those applicable to all Lenders as Lenders.

        §13.  Expenses.  The Borrower agrees to pay (a) the reasonable cost of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or the Lenders (other than taxes based upon the Administrative Agent’s or any Lender’s net income) on or with respect to the transactions contemplated by this Agreement (the Borrower hereby agreeing to indemnify the Lenders with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel, counsel to the Arrangers, or any local counsel to the Administrative Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, regardless of whether any such transaction is consummated, (d) the fees, expenses and disbursements of the Administrative Agent incurred by the Administrative Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, regardless of whether any such transaction is consummated, and (e) all reasonable out-of-pocket expenses (including reasonable attorneys’ (which attorneys may be, but shall not be required to be, employees of any Lender or the Administrative Agent) fees and costs) incurred by any Lender or the Administrative Agent in connection with (i) the enforcement of any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default, (ii) any so-called “work-out” of the Obligations and (iii) any litigation, proceeding or dispute whether arising hereunder or otherwise in connection with the transactions contemplated hereby or under the other Loan Documents, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries. The Borrower agrees to pay to the Administrative Agent’s Special Counsel all amounts invoiced on or prior to the Closing Date and which the Borrower is obligated to pay pursuant to §13(c) within fourteen (14) days of receipt of the invoice. The covenants of this §13 shall survive payment or satisfaction of payment of amounts owing under or with respect to the Loan Documents.

        §14.  Indemnification.  The Borrower agrees to indemnify and hold harmless each of the Lenders, Agents, Arrangers and their respective shareholders, directors, officers, employees, affiliates, agents, attorneys, accountants and consultants, and each other entity, if any, which controls any of the Lenders, Agents or Arrangers, and to hold each of such Persons and entities harmless from and against any and all losses, claims, damages, settlement payments, actions, causes of action, obligations, liabilities and reasonable costs and expenses, joint or several, which any such Person or entity may incur arising out of or in connection with this Agreement, the use of proceeds of any extensions of credit hereunder or any related transactions, or any claims, litigation, investigations or proceedings relating to any of the foregoing, regardless of whether any of such indemnified Persons is a party hereto, and to reimburse each of such indemnified Persons, upon demand, for any reasonable legal or other costs or expenses reasonably incurred in connection with any of the foregoing; provided, however, that the foregoing indemnity will not, as to any indemnified Person, apply to any losses, claims, damages, settlement payments, liabilities or related costs or expenses to the extent resulting from the willful misconduct or gross negligence of the proposed indemnified Person. No indemnified Person shall be liable for any indirect or consequential damages in connection with any of its activities relating to this Agreement or the other Loan Documents. In litigation, or the preparation therefor, the Lenders and the Administrative Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §14 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants of this §14 shall survive payment or satisfaction of payment of amounts owing under or with respect to the Loan Documents.

        §15.  Adjustments; Setoff.

        (a)        If any Lender (a “benefitted Lender”) shall at any time receive any payment of all or part of its Loans or Unpaid Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or Unpaid Reimbursement Obligations, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans and Unpaid Reimbursement Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest, unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its prorata share of such interest.

        (b)        In addition to any other rights and remedies of the Lenders provided by law, and regardless of the adequacy of any collateral, if any Event of Default shall be continuing, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being irrevocably waived by the Borrower to the fullest extent permitted by law, to set off and apply, to the fullest extent permitted by applicable law, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or at any time hereafter created, arising or existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give any such notice shall not affect the validity of such set-off and application. The rights of each Lender under this §15 are in addition to all of the other rights and remedies (including other rights of set-off) which such Lender may have.

        §16.  Survival of Covenants; etc.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, the other Agents and the Arrangers, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Obligation or Letter of Credit remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

        §17.  Assignment and Participation.

        §17.1.  General Conditions.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to any Eligible Assignee in accordance with the provisions of §17.2, (b) by way of participation in accordance with the provisions of §17.4, or (c) by way of pledge or assignment of a security interest subject to the restrictions of §17.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §17.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or any of the other Loan Documents.

        §17.2.  Assignments.  Any Lender may at any time assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including all or any portion of its Commitments and the Loans at the time owing to it); provided, however, that: (a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it, or in the case of an assignment to a Lender or a Lender Affiliate, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Letter of Credit Participations and Commitments assigned, it being understood that non-pro rata assignments of or among any of the Commitments, the Loans and Letter of Credit Participations are not permitted; and (c) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to §17.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of each of §§4.3, 4.4, 4.8, 4.9, 4.11, 13 and 14 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this §17.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §17.4.

        §17.3.  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        §17.4.  Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or any portion of such Lender’s rights and/or obligations under this Agreement (including all or any portion of its Commitments and/or the Loans owing to it); provided, however, that: (a) such Lender’s obligations under this Agreement shall remain unchanged; (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (c) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitments of such Lender as it relates to such Participant, reduce the amount of any fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest.

        §17.5.  Payments to Participants.  A Participant shall not be entitled to receive any greater payment under any of §§4.3, 4.4 or 4.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

        §17.6.  Miscellaneous Assignment Provisions.  A Lender may at any time grant a security interest in, pledge or assign all or any portion of its rights under this Agreement, the Notes or any of the other Loan Documents to secure obligations of such Lender to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341, provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of the Borrower or Administrative Agent hereunder.

        §17.7.  Assignee or Participant Affiliated with the Borrower.  If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §11, and the determination of the Required Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans or Letter of Credit Participations. If any Lender sells a participating interest in any of the Loans or Letter of Credit Participations to a Participant, and such Participant is the Borrower or an Affiliate of the Borrower, then such transferor

Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §11 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Required Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Letter of Credit Participations to the extent of such participation.

        §17.8.  New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within twenty (20) Business Days after issuance of any new Notes pursuant to this §17.8, the Borrower shall deliver, upon the request of and at the sole expense of the assignee Lender, an opinion of counsel, addressed to the Lenders and the Administrative Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders. The surrendered Notes shall be cancelled and returned to the Borrower.

        §17.9.  Special Purpose Funding Vehicle.  Notwithstanding anything to the contrary contained in this §17, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time delivered by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, however, that (a) nothing herein shall constitute a commitment to make any Loans by any SPC; (b) the Granting Lender’s obligations under this Agreement shall remain unchanged; (c) the Granting Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; and (d) if any SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loans, the Granting Lender shall be obligated to make such Loans pursuant to the terms hereof. The making of any Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this

Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC, and (ii) the Maturity Date, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this §17.9, any SPC may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in §§5.4 and 6.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. In no event shall the Borrower be obligated to pay to any SPC that has made any Loan any greater amount than the Borrower would have been obligated to pay under this Agreement if the Granting Lender had made such Loan. An amendment to this §17.9 without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

        §18.  Notices; etc.  Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, or sent by telecopy and confirmed by delivery via courier or postal service, addressed as follows:

        (a)        if to the Borrower, at 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, Attention: Executive Vice President-Finance, with copies to the General Counsel of the Borrower, Stephen P. Fitzell, at Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603 and to the Parent Company at 30 North LaSalle Street, Chicago, Illinois 60602, Attention: Corporate Treasurer, and to the General Counsel of the Parent Company, William S. DeCarlo, at Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice;

        (b)        if to the Administrative Agent, at the address set forth for the Administrative Agent on Schedule 1.1(a) hereto, or at such other address for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice;

        (c)        if to any other Agent or any other Lender, at the address set forth for such Agent or Lender in Schedule 1.1(a) hereto, or at such other address for notice as such Agent or such Lender shall have last furnished in writing to the Person giving the notice.

        Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if telecopied or delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, and (ii) if sent by registered or certified first-class mail, postage prepaid, three days after the date mailed.

        §19.  Governing Law.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN GENERAL OBLIGATIONS LAW §5-1401). THE BORROWER CONSENTS TO THE JURISDICTION IN ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE STATE OF NEW YORK IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDERS AND THE AGENT UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

        §20.  Headings.  The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

        §21.  Counterparts.  This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver.

        §22.  Entire Agreement; etc.  The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. The obligations of the Borrower to make payments required by the Fee Letters shall remain in full force and effect after the Closing Date. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §24.

        §23.  Waiver of Jury Trial.  Each of the parties hereto hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers, and (b) acknowledges that it has been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications contained herein.

        §24.  Consents, Amendments, Waivers; etc.  Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Lenders may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

        (a)        without the written consent of the Borrower and each Lender directly affected thereby:

    (i)        reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Facility Fee, the Utilization Fee or Letter of Credit Fees (other than interest accruing pursuant to §4.11, whether prior to, on or after the effective date of any waiver by the Required Lenders of the Default or Event of Default relating thereto);

(ii) increase the amount of such Lender’s Commitment, or postpone or extend the expiration date or termination date of such Lender’s Commitment; and

    (iii)        postpone or extend the Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender (it being understood that (A) a waiver of the application of the default rate of interest pursuant to §4.11, and (B) any vote to rescind any acceleration made pursuant to §11 of amounts owing with respect to the Loans and other Obligations shall require only the approval of the Required Lenders);

        (b)        without the written consent of all of the Lenders, amend or waive §15, this §24, or the definition of the term “Required Lenders”;

        (c)        without the written consent of the Administrative Agent, amend or waive §2.5(c), §2.8, the amount or time of payment of Letter of Credit Fees payable for the Administrative Agent’s account, or any other provisions applicable to the Administrative Agent; and

        (d)        without the written consent of the Agents, amend or waive §12.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of any Lender or the Administrative Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

        §25.  FCC Approval.  Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, neither the Administrative Agent nor any Lender will take any action pursuant to this Agreement or any of the other Loan Documents which would constitute or result in a change in control of the Borrower or any of its Subsidiaries requiring the prior approval of the FCC without first obtaining such prior approval of the FCC.

After the occurrence of an Event of Default, the Borrower shall take or cause to be taken any action which the Agents may reasonably request in order to obtain from the FCC such approval as may be necessary to enable the Agents to exercise and enjoy the full rights and benefits granted to the Administrative Agent, for the benefit of the Lenders by this Agreement or any of the other Loan Documents, including, at the Borrower’s cost and expense, the use of the Borrower’s best efforts to assist in obtaining such approval for any action or transaction contemplated by this Agreement or any of the other Loan Documents for which such approval is required by law.

        §26.  Severability.  The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

        §27.  Confidentiality.  Each of the Lenders and the Administrative Agent agrees to keep any non-public information delivered or made available to it pursuant to this Agreement or any other Loan Document (including the terms hereof or of any amendment or waiver hereto to the extent the Borrower does not disclose such information in its filings with the Securities and Exchange Commission) confidential from any Person other than officers, employees, agents, accountants, professional advisors, counsel, designees or representatives of such Lender or the Administrative Agent who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement or any of the other Loan Documents; provided, that, nothing herein shall prevent the Administrative Agent or any Lender from disclosing such information (a) to any assignee or participant that has agreed in writing to comply with the confidentiality provision of this §27 in connection with the contemplated assignment or participation, (b) to any of its Affiliates to the extent any such Affiliates require such information in the ordinary course of the Administrative Agent’s or such Lender’s credit committee or asset management procedures, or (c) as required or requested by any governmental authority or representative thereof or pursuant to subpoena or other legal process, by virtue of any other law, regulation, order, or interpretation, or as required in connection with the exercise or any remedy under this Agreement or any of the other Loan Documents. Notwithstanding anything herein to the contrary, the Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

        §28.   Delivery by Telecopier  Delivery of photocopies of the signature pages to this Agreement by facsimile shall be effective as delivery of manually executed counterparts of this Agreement.

        §29.  USA Patriot Act  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

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***Signature Pages to Amended and Restated Revolving Credit Agreement Follow***

        IN WITNESS WHEREOF, the undersigned have duly executed this AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT under seal as of the date first set forth above.

UNITED STATES CELLULAR CORPORATION

By:

	Name:	LeRoy T. Carlson, Jr.
	Title	Chairman

By:

	Name:	Kenneth R. Meyers
	Title	Executive Vice President - Finance (Chief Financial Officer) and Treasurer

**Signature Page to Amended and Restated Revolving Credit Agreement** *** Signature Pages to Amended and Restated Revolving Credit Agreement Follow***

TORONTO DOMINION (TEXAS) LLC, as a Lender and as Administrative Agent

By:

Name:
Title

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:

Name:
Title

WACHOVIA CAPITAL MARKETS, LLC, as Syndication Agent

By:

Name:
Title

**Signature Page to Amended and Restated Revolving Credit Agreement** *** Signature Pages to Amended and Restated Revolving Credit Agreement Follow*** -69-

CITIBANK, N.A., as a Lender and as a Co- Documentation Agent

By:

Name:
Title

LASALLE BANK NATIONAL ASSOCIATION, as a Lender and as a Co-Documentation Agent

By:

Name:
Title

JPMORGAN CHASE BANK N.A., as a Lender and as a Co- Documentation Agent

By:

Name:
Title

**Signature Page to Amended and Restated Revolving Credit Agreement** ***Signature Pages to Amended and Restated Revolving Credit Agreement Follow*** -70-

SOCIETE GENERALE, NEW YORK BRANCH, as a Lender

By:

Name:
Title

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:

Name:
Title

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH

By:

Name:
Title

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK

By:

Name:
Title

**Signature Page to Amended and Restated Revolving Credit Agreement** ***Signature Pages to Amended and Restated Revolving Credit Agreement Follow*** -71-

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands branch

By:

Name:
Title

KEYBANK NATIONAL ASSOCIATION

By:

Name:
Title

FIFTH THIRD BANK

By:

Name:
Title

**Signature Page to Amended and Restated Revolving Credit Agreement**